EXHIBIT 10.114

PURCHASE AND SALE AGREEMENT FOR WASHINGTON, DC PORTFOLIO

FIRST AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

BETWEEN

BEACON CAPITAL STRATEGIC PARTNERS II, L.P.

(a Delaware limited partnership)

AND

WELLS OPERATING PARTNERSHIP, L.P.

FIRST AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, made as of the 19th day of November, 2003, by and between and BEACON CAPITAL STRATEGIC PARTNERS II, L.P., a Delaware limited partnership (“Seller”), and WELLS OPERATING PARTNERSHIP, L.P. (or its designee), a Delaware limited partnership (“Buyer”).

RECITALS

I. Buyer and Seller entered into that certain Purchase and Sale Agreement, dated as of September 29, 2003 (the “Original Agreement”), with respect to, among other things, the sale of certain shares of common stock in BCSP II Washington Properties, Inc., a Maryland Corporation (the “Company”).

II. Buyer and Seller now wish to amend and restate the Original Agreement in its entirety.

III. Seller holds all of the issued and outstanding shares of common stock of the Company and Seller is the sole member of 4250 North Fairfax Property LLC, a Delaware limited liability company (“4250 N. Fairfax”).

IV. The Company is:

A.	The sole member of 400 Virginia Avenue LLC, a Delaware limited liability company (“400 Virginia”), which owns certain real property located at 400 Virginia Avenue, Washington, DC, as more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “400 Virginia Property”);

B.	The sole member of 1201 Equity LLC, a Delaware limited liability company (“1201 Equity”) which holds a 49.5% member interest in 1201 Eye Street, N.W. Associates LLC, a Delaware limited liability company (“1201 Owner”), which owns certain real property located at 1201 Eye Street, Washington, DC, as more particularly described on Exhibit A-3 attached hereto and made a part hereof (the “1201 Property”).

C.	The sole member of TZO Lending LLC, a Delaware limited liability company (“TZO”), which:

1.	Holds a Promissory Note from 1201 Owner dated October 24, 2002, in the original principal sum of $7,501,109.38 and is secured by, among other things, a second Deed of Trust from 1201 Owner dated October 24, 2002 (the “1201 Second Loan”), which loan is further evidenced and secured by the documents listed on Exhibit B-1 attached hereto and made a part hereof (the “TZO Loan Documents”);

2.	Has the benefit of a certain Option Agreement dated October 24, 2002, between 1201 Owner and TZO (the “1201-TZO Option”);

3.	Is the sole member of 1215 ESDI LLC, a Delaware limited liability company (“1215 ESDI”), which:

(a)	Holds an Amended and Restated Promissory Note from 1201 Owner dated October 24, 2002, in the restated principal sum of $21,911,384.21 and is secured by a third Deed of Trust originally dated January 17, 1990, as amended and subordinated by a Subordination and Standstill Agreement dated October 24, 2002, (the “1201 Third Loan”) which loan is further evidenced and secured by the documents listed on Exhibit B-2 attached hereto and made a part hereof (the “ESDI Loan Documents”) and

(b)	Has the benefit of a certain Option Agreement dated October 24, 2002, between 1201 Owner and 1215 ESDI (the “1201-ESDI Option”).

TZO and 1215 ESDI are sometimes collectively referred to as “1201 Lending LLCs.”

D.	The sole member of 1225 Equity LLC, a Delaware limited liability company (“1225 Equity”), which holds a 49.5% interest in 1225 Eye Street, N.W. Associates LLC, a Delaware limited liability company (“1225 Owner”; 1201 Owner and 1225 Owner are sometimes collectively referred to as “Eye Street Owner LLCs”), which owns certain property located at 1225 Eye Street, Washington, DC as more particularly described in Exhibit A-4 attached hereto and made a part hereof (the “1225 Property”; the 1201 Property and the 1225 Property are sometimes collectively referred to as “Eye Street Properties”).

1201 Equity and 1225 Equity are sometimes collectively referred to as “Eye Street Equity LLCs.”

E.	The sole Member of TTF Lending LLC, a Delaware limited liability company (“TTF”), which:

1.	Holds a Promissory Note from 1225 Owner dated October 24, 2002, in the original principal sum of $20,653,913.84 and is secured by a second Deed of Trust from 1225 Owner dated October 24, 2002, (the “1225 Second Loan”) which loan is further evidenced and secured by the documents listed on Exhibit B-3 attached hereto and made a part hereof (the “TTF Loan Documents”); and

2.	Has the benefit of a certain Option Agreement dated October 24, 2002, between 1225 Owner and TTF (the “1225-TTF Option”).

TTF together with 1201 Lending LLCs are sometimes collectively referred to as the Eye Street Lending LLCs and the 1201 TZO Option, 1201 ESDI Option and 1225 TTF Option, are sometimes collectively referred to as the Eye Street Options. TZO Loan Documents, ESDI Loan Documents, and TTF Loan Documents are sometimes collectively referred to as the Eye Street Loan Documents.

V. 4250 N. Fairfax owns certain property located at 4250 N. Fairfax, Arlington, Virginia, as more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “4250 N. Fairfax Property”).

400 Virginia, 4250 N. Fairfax, 1201 Equity, 1201 Owner, TZO, 1215 ESDI, 1225 Equity, 1225 Owner and TTF shall be sometimes collectively referred to herein as the “LLCs” or individually, an “LLC”, and the Company’s membership interest in the LLCs (other than 4250 N. Fairfax) shall be sometimes collectively referred to herein as the “Interests”. TZO, 1215 ESDI and TTF shall be sometimes collectively referred to herein as the “Eye Street Lending LLCs”).

VI. The 1201 Property is presently encumbered by a First Deed of Trust dated October 24, 2002, which secures a Promissory Note of that date from 1201 Owner to Metropolitan Life Insurance Company (“MetLife”) in the original principal sum of $67,560,500.00 (the “1201 MetLife Loan”), which loan is evidenced by the documents listed on Exhibit B-4 attached hereto and made a part hereof (the “1201 MetLife Loan Documents”).

VII. The 1225 Property is presently encumbered by a First Deed of Trust dated October 24, 2002, which secures a Promissory Note of that date from 1225 Owner to Metropolitan Life Insurance Company (“MetLife”) in the original principal sum of $47,607,000.00 (the “1225 MetLife Loan”), which loan is evidenced by the documents listed on Exhibit B-5 attached hereto and made a part hereof (the “1225 MetLife Loan Documents” and collectively with the 1201 MetLife Loan Documents, the “MetLife Loan Documents”). (The 1201 MetLife Loan and the 1225 MetLife Loan being collectively referred to as the “MetLife Loans”.)

VIII. Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of the shares of common stock of the Company issued and outstanding at the time of

Closing (the “Shares”) and 100% of the membership interests in 4250 N. Fairfax (the “4250 N. Fairfax Interest”). At the time of Closing, the interests of the Company shall include, without limitation, as to each of 1201 Equity and 1225 Equity (collectively, the “Eye Street Equity LLCs”) directly or indirectly: (i) all management, voting and consensual rights, rights of approval, and rights to information of the Company in Eye Street Equity LLCs under the organizational documents of each, (ii) all rights of each of the Eye Street Equity LLCs, as a member and the right to appoint the manager of 1201 Owner and 1225 Owner (collectively, the “Eye Street Owner LLCs”), respectively, under the operating agreements of the Eye Street Owner LLCs (“Eye Street Owner LLC Operating Agreements”), respectively, (iii) all rights of the Company, Seller and Seller affiliates, as applicable, directly or indirectly, under the Eye Street Owner LLC Operating Agreements, (iv) rights subsequent to Closing of the Eye Street Equity LLCs as a member of the Eye Street Owner LLCs in said member’s share of the distributions (liquidating or otherwise), (v) all rights of the Company, any LLC and Seller (or other Seller affiliates (together referred to herein as “Beacon”), to the extent assignable under the Master Transaction Agreement dated September 25, 2002 (the “MTA Agreement”), provided that if such rights are not assignable, Beacon shall exercise such rights for the benefit of Buyer, subject to and in accordance with Section 16(b) herein, and (v) allocations of the profits, losses, gains, deductions and credits of the Eye Street Owner LLCs and items thereof allocable to 1201 Equity or 1225 Equity.

NOW THEREFORE, in consideration of the mutual promises, covenants and provisions herein contained, and other good and valuable consideration from each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Original Agreement is hereby superseded in its entirety by this Contract and further agree as follows:

1. Purchase Price and Payment: (a) The total purchase price (the “Purchase Price”) for the Shares and the 4250 N. Fairfax Interest, which shall be each delivered at the Closing to Buyer free and clear of all Liens, is Three Hundred Forty Seven Million and 00/100 Dollars ($347,000,000.00), which shall be payable at the Closing, as hereinafter defined, after adjustment for prorations, credits and cost allocations provided for in this Contract, in lawful currency of the United States of America by deposit with the Title Company (hereinafter defined) of immediately available funds to an account designated by Seller prior to the Closing.

Buyer shall receive a credit against the Purchase Price in amount equal to the outstanding principal balances on the Closing Date of the MetLife Loans and of the Other First Loan (as hereinafter defined), which such Other First Loan shall be paid in full by Buyer immediately following Closing, subject to the terms and conditions of Section 2 below and Seller’s obligation and covenant to obtain a pay off letter from each of the holders of the Other First Loan, at its sole cost and expense, in form and substance satisfactory to Buyer and the Title Company in their reasonable discretion. Buyer shall receive a credit against the Purchase Price in the sum of (x) the amount of $369,000, being the liquidation price of the Series A Preferred Stock of the Company, and (y) the

twelve percent (12%) dividend payable to the holders of the Series A Preferred Stock of the Company for the period from the date of Closing through December 31, 2003. Seller, at or prior to Closing, shall cause the Company to pay any accrued and unpaid dividend due such holders, plus the twelve percent (12%) dividend for the period from January 1, 2003 through Closing.

Of the total Purchase Price, Ninety-Two Million Five Hundred Thousand Dollars ($92,500,000.00) is allocated to the value of the 4250 N. Fairfax Property and Seventy Million Dollars ($70,000,000.00) to the value of the assets of the Company in the 400 Virginia Property, being the property owned by 400 Virginia.

The 400 Virginia Property is presently encumbered by a First Deed of Trust dated February 13, 2002, which secures a Promissory Note of that date from 400 Virginia to Bayerische Hypo-und Vereinsbank, AG, New York Branch (“Hypo”) in the original principal sum of $37,275,000 (the “Other First Loan”). The 4250 N. Fairfax Property is presently encumbered by a First Deed of Trust dated November 14, 2002, which secures a Promissory Note of that date from 4250 N. Fairfax to MetLife in the original principal sum of $43,600,000 (the “4250 N. Fairfax Loan”) which will be paid by Seller at Closing from the Purchase Price proceeds.

(b) As security for Buyer’s performance hereunder, Three Million Dollars ($3,000,000) (which together with interest thereon is referred to as the “Initial Deposit”) was deposited into escrow by Buyer with Chicago Title Insurance Company (“Escrow Agent”). The Initial Deposit shall be held in an interest bearing account with interest accruing to Buyer, and shall be refundable if for any (or no) reason Buyer, in its sole discretion, elects not to proceed with the purchase of the Shares and 4250 N. Fairfax Interest and the other transactions described herein and notifies Seller in writing of such election on or prior to the end of the Due Diligence Period (as herein defined). If, after the expiration of the Due Diligence Period, Buyer has not notified Seller of its intent not to proceed toward Closing, Buyer, within one (1) business day after the expiration of the Due Diligence Period, will deposit into escrow with Escrow Agent a second deposit in the amount of Seven Million Dollars ($7,000,000.00) (the Second Deposit, which collectively with the Initial Deposit, and all interest accrued thereon is herein the “Deposit”). The Deposit shall be held and disbursed as provided herein and, at the Closing, the Deposit shall be applied in full toward the Purchase Price.

Notwithstanding anything herein to the contrary, other than the Permitted Liabilities (as described herein) and then only to the extent contemplated to survive hereunder, Buyer shall not assume, or otherwise be responsible for, any liabilities of Seller, the Company, the LLCs or any of their affiliates, arising out of occurrences on or before the Closing including without limitation, any liabilities or obligations related to the Excluded Assets, Excluded Contracts, and the 4250 N. Fairfax Loan, or any liabilities of Seller arising out of occurrences after the Closing (the “Excluded Liabilities”).

2. Lender Consents: The parties acknowledge that the assignment of the Shares to Buyer (and related transactions contemplated hereby) requires only the consent of MetLife with respect to the Eye Street Properties only and that no consent is required for the transfer of the 4250 N. Fairfax Interest. Attached hereto as Exhibit T is a copy of the consent of MetLife to the sale of the Shares (and related transactions contemplated hereby). Any and all fees or costs in the nature of assumption, transfer or consent fees (“Consent Fee” and including any and all administrative or processing fees and other related costs, collectively, “Consent Costs”) imposed by MetLife in connection with obtaining the MetLife Consent (as herein defined) and except as otherwise provided herein, all other costs including, without limitation, title, escrow, other searches and recording costs and expenses, counsel fees (other than Buyer’s counsel) in connection therewith shall be borne by Seller.

Without limiting any other termination rights of Buyer hereunder if the MetLife consent is subsequently withdrawn and/or is not in effect at Closing for reasons other than Buyer’s default hereunder, then in any such event, Buyer may terminate this Contract by written notice to Seller, whereupon the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for its transaction costs and expenses, including, without limitation, all attorneys’ fees, costs and expenses up to the amount of $150,000, and neither party shall thereafter have further rights or remedies hereunder, other than those expressly stated to survive termination. Notwithstanding the foregoing, if the MetLife consent is withdrawn due to a default by Seller (or the Company, or LLCs) either under the MetLife Loan Documents or hereunder, then Buyer shall also be entitled to the remedies for a Seller default under Section 8(ii) herein

The Other First Loan shall be repaid immediately following the Closing by Buyer (subject to Buyer receiving the credit against the Purchase Price and subject to the other provisions set forth below in this paragraph). Without limiting the foregoing or any other obligations of Seller hereunder, Seller shall (at no cost, expense or liability to Buyer) leave in 400 Virginia, or in the Company, or credit to Buyer at Closing sufficient amounts of available cash to pay any and all prepayment fees, costs, penalties, interest, consent fees, and any and all other charges and expenses payable in connection with any repayment made immediately following Closing, and Seller shall indemnify and hold Buyer and Buyer Indemnitees (as herein defined) harmless from and against any claims, demands, breaches, suits, penalties, fines, interest, assessment, losses, liabilities in any way connected with the Other First Loan or with respect to any amounts necessary to repay or prepay the Other First Loan in full other than principal balance of the Other First Loan (as confirmed in writing by Hypo) and only to the extent that Buyer has received a full credit against the Purchase Price and a credit for payment of interest, fees and all other costs, or any failure of Hypo to deliver for record, in recordable form, appropriate release and satisfaction documents for all of the documents evidencing or securing the Other First Loan documents, including, without limitation, all notes, agreements and guaranties to which the Company or any LLC is a party (the “Other First Loan Documents”) as set forth on Exhibit B-6, in form and substance satisfactory to Buyer or the Title Company, in their reasonable discretion, or in connection with any other defaults or violations that occur or may occur under any of the Other First Loan Documents either prior to the date hereof or as a result of the transaction contemplated hereby at or after Closing as a result of the failure to pay off the Other First Loan in full or otherwise prior to or simultaneous with the Closing.

3. Assets: Seller represents and warrants that the sole assets and only Subsidiaries (as herein defined) of the Company or 4250 N. Fairfax at the time of Closing will be the interests (including without limitation the Interests) described in the recitals set forth above, and that the sole assets of the LLCs will be as set forth in the recitals to this Contract, and in addition, with respect to 400 Virginia, 4250 N. Fairfax, 1201 Owner and 1225 Owner (the “Owner LLCs”), the assets related to the ownership of the respective properties including all of the following described property:

(i)	Land. With respect to 400 Virginia, the real property located in Washington, D.C. containing approximately 46,000 square feet, which is described on Exhibit A-1 attached hereto, together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest of 400 Virginia in and to adjacent roads, alleys, easements, streets and ways including 400 Virginia’s interest, as applicable, in any development rights and/or any other rights-of-way or special interests in any adjacent properties.

With respect to 4250 N. Fairfax, the real property located in Arlington, Virginia containing approximately 76,830 square feet, which is described on Exhibit A-2 attached hereto, together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest of 4250 N. Fairfax in and to adjacent roads, alleys, easements, streets and ways including 4250 N. Fairfax’s interest, as applicable, in any development rights and/or any other rights-of-way or special interests in any adjacent properties.

With respect to 1201 Owner, the real property located in Washington, D.C. containing approximately 26,509 square feet, which is described on Exhibit A-3 attached hereto, together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest of 1201 Owner in and to adjacent roads, alleys, easements, streets and ways including 1201 Owner’s interest, as applicable, in any development rights and/or any other rights-of-way or special interests in any adjacent properties.

With respect to 1225 Owner, the real property located in Washington, D.C. containing approximately 21,973 square feet, which is described on Exhibit A-4 attached hereto, together with all rights and appurtenances pertaining to such real property, including, without limitation, all cross access/reciprocal access easements and any and all right, title, and interest of 1225 Owner in and to adjacent roads, alleys, easements, streets and ways including 1225 Owner’s interest, as applicable, in any development rights and/or any other rights-of-way or special interests in any adjacent properties.

(With respect to all of the foregoing Owner LLCs, collectively the “Land”).

(a)	(ii) Improvements. All improvements, structures and fixtures owned by the Owner LLCs and placed, constructed or installed on the Land (the “Improvements”);

(b)	(iii) Personal Property. All (i) mechanical systems and related equipment owned by the Owner LLCs attached to the Improvements or located upon the Land, including, but not limited to, electrical systems, plumbing systems, heating systems and air conditioning systems, (ii) maintenance equipment, supplies and tools owned by the Owner LLCs and used in connection with the Improvements, and (iii) other machinery, equipment, fixtures, supplies (including marketing supplies) and personal property of every kind and character (tangible and intangible) owned by the Owner LLCs and located in or on or used in connection with the Land or the Improvements or the operations thereon (the “Personal Property”);

(c)	(iv) Tenant Leases. The Owner LLCs’ interest in leases, licenses and rental and other occupancy agreements (including without limitation, any guarantees) with tenants occupying space situated in the Improvements or otherwise having rights with regard to use of the Land or the Improvements (the leases, licenses and rental and other occupancy agreements and guarantees entered into as of the date of this Contract, together with any amendments, or modifications thereof, as such are listed on Exhibits C-1 through C-4 attached hereto, and those additional tenant leases, licenses, and rental and other occupancy agreements, if any, entered into after the date of this Contract pursuant to the provisions of Article 13 are herein collectively referred to as the “Leases”), and all security deposits or like payments, if any, paid by tenants or other security, including without limitation, non cash security deposits including tenant deposit letters of credit provided in connection therewith;

(d)	(v) Property Contracts. The Owner LLCs’ interest in all (i) maintenance, repair, service and pest control contracts (including, but not limited to, janitorial, elevator and landscaping agreements), and (ii) management, leasing and parking management agreements affecting the Property, and (iii) all other contracts pursuant to which services or goods are provided to the Property and/or any Owner LLC, all as listed on Exhibits D-1 through D-4 (the “Service Contracts”) subject to Buyer’s right to elect to terminate Service Contracts and Seller’s obligation to terminate the management and leasing agreements as set forth herein.

(e)	(vi) Personal Property Leases; Leased Personalty. The Owner LLCs’ interest in all leases (the “Personal Property Leases”), all as listed on Exhibits E-1 to E-4 attached hereto, covering furniture, fixture and equipment located in or on or about and used in connection with the Land or the Improvements or the operations thereon (the “Leased Personalty”) which shall survive the Closing subject to Buyer’s right to elect to terminate Personal Property Leases as set forth herein;

(f)	(vii) Warranties, etc. The Owner LLCs’ right, title and interest in all warranties, guaranties and bonds relating to the Land, the Improvements, the Personal Property and/or the Leased Personalty (collectively, “Warranties”) ;

(g)	(viii) Plans. All site plans, surveys, plans and specifications (including, but not limited to, the Plans and Specifications), floor plans, art work, brochures, and tenant correspondence files in the Owner LLCs’, the LLCs, the Company’s or Seller’s possession or control or in the possession or control of the Owner LLCs’ leasing and management agents for the Property and which relate to the Land, the Improvements or the Personal Property; and

(ix)

Intangible Property. All intangible property (other than the Excluded Assets) owned or held by the Company, the LLCs, the Owner LLCs (including without limitation the rights of Seller or the Company, their respective affiliates, successors or assigns and without limitation, the Eye Street Equity LLCs and the Eye Street Lending LLCs under the MTA Agreement, to the extent assignable, but subject to Seller’s covenant to exercise such rights for the benefit of Buyer (subject to Section 16(b)(5) herein), or in which the Company, or the LLCs have an interest, if any, in connection with any of the Land or the Improvements, or the operations thereon, and the Personal Property and the right to the use thereof, all Plans, files, books and records relating to the Property and/or the Company’s or the LLCs’, rights under governmental permits or approvals to the extent the same are assignable, all Warranties and the right to the use of (without warranty as to exclusivity or otherwise) any names, trademarks, trade names (other than the name of Seller or the name Beacon or BCSP in any variation with other words, phrases or symbols) and telephone numbers and listings employed in connection with the Land or the Improvements or the operations thereon (collectively, the “Intangible Property”).

Any representations, warranties or covenants of Seller included in the Recitals (or contemplated thereby) are incorporated herein and expressly agreed and acknowledged by Seller, but are subject to the limitations set forth in Articles 12 and 16 hereof. The Land and the Improvements are sometimes collectively referred to in this Contract as the “Property,” and the Land, the Improvements and the other Property described in clauses (iii) through (ix) above are sometimes collectively referred to in this Contract as the “Owner LLCs Property.”

4. Closing: (a) Subject to the terms of Section 4(b) below and unless extended pursuant to the terms of this Contract, the closing of the transactions contemplated hereunder (the “Closing”) shall take place at 10:00 a.m. on November 20, 2003, (such date, as the same may be extended pursuant to the terms of this Contract, the “Closing Date”), at the offices of Goulston & Storrs, P.C., in Washington, D.C., or at such other location in Washington, D.C., as Buyer shall designate by three (3) business days prior written notice to Seller. Closing may be conducted in the customary manner of an escrow closing by the parties making delivery of all closing documents and funds to the Title Company on or prior to the Closing Date, and in such event the attendance of the parties at Closing shall not be required.

(b) At the Closing, Seller shall deliver the following documents, in substantially the form attached hereto, and, if not attached, reasonably satisfactory in form and substance to Buyer and Buyer’s counsel, properly executed and acknowledged as required:

(i)	An original of a Stock Power from Seller in the form attached hereto as Exhibit F (the “Stock Power”), accompanying all original stock certificates, if any, evidencing the Shares, transferring to Buyer 100% of the then issued and outstanding shares of common stock in the Company;

(ii)	Originals (or true and complete copies, if originals are not in Seller’s possession or control) of all Leases, any renewals thereof, all amendments thereto, all guarantees thereof and originals (or true and complete copies, if originals are not in Seller’s possession or control) of all records and correspondence relating thereto;

(iii)	Originals or copies in the Company’s, Seller’s, the Owner LLCs’ or their managing agent’s possession or control of all unexpired Warranties (including without limitation, warranties, guaranties and operating manuals, if any), with respect to the Owner LLCs’ Property or Leases, including, without limitation, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Property, systems or any tenant improvements;

(iv)	Evidence reasonably satisfactory to Commonwealth Land Title Insurance Company, Chicago Title Insurance Company or such other nationally recognized title company as may be selected by Buyer (the “Title Company”), Buyer and Buyer’s counsel that all necessary approvals and/or consents by Seller and any constituent person of Seller otherwise required under Seller’s or such constituent’s person’s organizational documents have been delivered and such other evidence reasonably satisfactory to Buyer, the Title Company and Buyer’s counsel of the authority of the signatory on behalf of Seller to convey the Shares pursuant to this Contract;

(v)	Evidence of notice of termination of all Service Contracts and Personal Property Leases not accepted by Buyer in accordance with the provisions hereof and evidence of termination of any management agreement and leasing agreements affecting the Property or to which the Company, Owner LLCs or other LLCs are a party (expressly including notice of termination of the leasing agreements between 1201 Owner and The John Akridge Management Company and 1225 Owner and The John Akridge Management Company, each dated as of October 24, 2002, and the sub-management agreement disclosed in Article 13(e) below, for which Seller, shall cause notices of termination to be sent no later than thirty (30) days prior to Closing) (collectively, the “Akridge Agreements”; (all such terminated agreements, including the Akridge Agreements or other agreements not accepted by Buyer being herein referred to as the “Excluded Contracts”);

(vi)	A certificate in the form attached hereto as Exhibit G (“Seller’s Certificate”), evidencing the reaffirmation of Seller’s representations, warranties, covenants and agreements, as applicable, as though made on and as of the Closing Date, modified to reflect any changes in underlying facts subject to the terms of Section 7(a)(i) hereof and in any event explaining the state of facts giving rise to such change;

(vii)	An original of the closing statement(s) setting forth the Purchase Price (as properly allocated) and the closing adjustments and prorations (collectively, the “Closing Statement”) in form and substance reasonably satisfactory to Buyer and Seller;

(viii)	Evidence of full payment by Seller to the Brokers (hereinafter defined);

(ix)	Originals of instruments constituting non-cash Security Deposits (and appropriate transfer documents if necessary);

(x)	All organizational documents, books and records of the Company and the LLCs, but with respect to the partnerships which were the predecessors to the 1201 Owner and 1225 Owner, only to the extent in the possession or control of Seller.

(xi)	Affidavits and certificates from Seller in substantially the form of Exhibit H attached hereto for the Title Company or otherwise sufficient to insure title to the Property as of the date of Closing in the name of the respective Owner LLCs without exception other than the Permitted Title Exceptions (as herein defined) and without exception for any mechanic’s, materialmen, brokers liens, parties in possession liens (other than those relating to the Leases, but as tenants only without, other than Qwest Communications Corporation with respect to the 4250 N. Fairfax Property (with respect to which it shall be a condition of Closing that the same be waived in writing prior to Closing), any right or option to purchase any portion of the Property) and for the Title Company to issue a non-imputation endorsement (or such similar endorsement as is appropriate for limited liability companies);

(xii)	Originals (or full copies) of all Service Contracts and Personal Property Leases, Plans, Warranties and any Intangible Property evidenced by a document or instrument including without limitation the MTA Agreement;

(xiii)	Resignations by all officers and directors of the Company and all officers and managers of the LLCs of their respective offices, such resignations to be effective as of the Closing Date;

(xiv)	A certificate of non-foreign status that complies with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”) and the Treasury Regulations promulgated thereunder; provided, however, that if the Seller shall fail to do so and the Buyer waives such requirement, Buyer shall be permitted to withhold from any amounts payable pursuant to this Contract any amount required to be withheld pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(xv)	Originals of the TZO Loan Documents, TTF Loan Documents and originals or, as applicable, true and complete copies, of the ESDI Loan Documents (as certified to Seller to the extent in Seller’s possession or control) and MetLife Loan Documents;

(xvi)	Evidence in form and substance reasonably satisfactory to Buyer and Buyer’s counsel that the Company and the LLC’s no longer holds any interest or liability (and is properly released from any liability) in and to any of the Excluded Assets including, but not limited to, performance of those actions more specifically described in Exhibit AA;

(xvii)	Opinions of counsel to Seller addressed to Buyer and dated as of the Closing Date, in the form set forth in Exhibits U-1 and U-2 attached hereto and made a part hereof.

(xviii)	Evidence in form and substance reasonably satisfactory to Buyer’s counsel that the Articles of Amendment to the Company’s Articles of Incorporation, in the form set forth in Exhibit Y, have been duly authorized and adopted by all required corporate and shareholder action.

(xix)	Applicable Internal Revenue Service Form W-9 from Seller.

(xx)	An assignment of the membership interests in 4250 N. Fairfax in the form of Exhibit Z, transferring to Buyer 100% of the membership interests in 4250 N. Fairfax.

(xxi)	Accounting Letter relating to the acquisition of 4250 N. Fairfax in the form attached as Exhibit BB

(xxi)	Such other documents, instruments or materials as Buyer may reasonably request consistent with the terms of this Contract.

(c) At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Seller and Seller’s counsel properly executed and acknowledged as required:

(i)	The balance of the Purchase Price adjusted in accordance with the terms hereof (including without limitation a full credit for the principal balance amount of the Other First Loan (the “First Loan Credit”) and for the MetLife Loans;

(ii)	To the closing agent in escrow, an amount equal to the principal amount of the Other First Loan (in an amount not to exceed the First Loan Credit) which amount is to used to repay the Other First Loan immediately following Closing.

(iii)	An original of the Closing Statement in form and substance reasonably satisfactory to Buyer and Seller in accordance with the terms hereof;

(iv)	Originals signed by Buyer and affiliates of Buyer, as applicable, of the documents to be signed by Buyer as reasonably required by MetLife (if and to the extent reasonably approved by Buyer and provided that the conditions of Section 2 and Seller’s obligations thereunder have been satisfied) in connection with the MetLife Consent to the transfer of the Shares, including, without limitation, if required by MetLife, “recourse carve-out” for matters arising and first accruing from and after Closing (but not before Closing) and “environmental” indemnities by Buyer’s Responsible Party substantially in the form executed by Seller or parties related to Seller; provided that Seller shall expressly indemnify Buyer and the Buyer’s Responsible Party for any breach by Seller (or Owner LLC) of Seller’s or such Owner LLC’s environmental indemnity to MetLife for the period on or prior to Closing.

(d) The Closing shall not be deemed to be completed until all documents and payments as aforesaid have been properly delivered (and recorded if and where appropriate) to the satisfaction of all parties. However, upon Closing, the parties shall be deemed to have satisfied all of their obligations hereunder, except for the obligations, if any, expressly stated to survive the Closing Date (collectively, the “Surviving Obligations”).

5. Certain Disclosure Matters: (a) The 400 Virginia Property has the benefit of a document entitled Underpinning Agreement dated as of September 23, 1983, wherein an abutting land owner allowed its property to be used for the underpinning of the improvements constructed on the Property. A copy of the Underpinning Agreement is attached hereto as Exhibit I-1. On January 15, 2001, the then owner of the adjoining property issued an estoppel certificate confirming that there were no defaults by the owner of the Property with respect to the Underpinning Agreement. A copy of the estoppel certificate is attached hereto as Exhibit I-2. Seller represents and warrants that Seller is unaware of any default under the Underpinning Agreement and that Seller has not received any notice of default under the Underpinning Agreement and Seller shall provide an affidavit to that effect for the benefit of the Title Company and cooperate with Buyer’s effort to pursue an updated and revised estoppel in form and substance satisfactory to Buyer prior to the expiration of the Due Diligence Period, but (unless otherwise agreed by Seller in connection with Buyer’s additional investigation) obtaining the same shall not be a condition of Buyer’s obligations hereunder.

(b) At the time 4250 N. Fairfax acquired the 4250 N. Fairfax Property, Seller was made aware of an allegation by Cosi, Inc., a tenant at said Property, that Qwest Communications Corporation (the “Former Owner”) had violated an exclusive use provision contained in its lease (the “Cosi Allegation”). The Former Owner provided certain assurances to 4250 N. Fairfax in that regard. A true, correct and complete copy of all of the relevant sections of the contract between the Former Owner and Seller, together with a copy of the estoppel letter from Cosi, Inc., (together, with its affiliates, successors and assigns, “Cosi”) is attached hereto as Exhibits S-1 and S-2 respectively (collectively, the “Cosi Allegation Documents”) and a true and complete copy of said contract has been delivered to Buyer. Subject to the terms in this paragraph below, Buyer hereby agrees that if a Tenant Estoppel from Cosi in accordance with Article 7 hereof is delivered which otherwise complies with the terms of an acceptable Tenant Estoppel (from the named tenant on the Lease), but similarly raises, without additional objections or allegations, said violation as an alleged default, Buyer shall nevertheless accept said Tenant Estoppel as an acceptable Tenant Estoppel. Seller represents and warrants that other than the Cosi Allegation Documents, Seller has not received any other notice, claim, complaint or other information from Cosi or the Former Owner evidencing, supporting, restating, challenging, enhancing, explaining or modifying the Cosi Allegation. Seller further covenants that Seller shall timely and promptly provide to Buyer any information, notices, or additional claims with respect to the Cosi Allegation or Cosi Allegation Documents and for a period of one (1) year(if a claim is made during that period until settled or otherwise resolved), Seller shall protect and hold Buyer, and Buyer Responsible Party harmless from and against (and cause the Former Owner, as applicable, under the Cosi Allegation Documents to protect and hold Buyer (and the 4250 N. Fairfax Owner) harmless from and against any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, losses, damages, obligations, costs, response actions, fees (including, without limitation, attorneys, consultants and experts fees) (collectively, “Claims”) arising out of or resulting or connected with the Cosi Allegation or Cosi Allegation Documents, and to the extent Seller has so satisfied Buyer, Seller shall be entitled to enforce the payment and contribution obligations of the Former Owner, and Buyer shall reasonably cooperate with Seller, in connection therewith. If Cosi, Inc. provides a Tenant Estoppel in accordance with Article 7 that does not raise a Cosi Allegation, Seller’s indemnity under this paragraph shall be of no force or effect. Following such one (1) year period, Buyer shall be entitled to the benefit of the Former Owner’s contribution obligations and Seller, shall pursue its rights against the Former Owner, on behalf of, and at the request of Buyer at no cost to Buyer.

(c) Seller’s representations, warranties, indemnities and covenants in this Section shall survive the Closing.

6. Due Diligence: Seller acknowledges that the Buyer intends to conduct an investigation of the Company, the Property, the Owner LLCs’ Property, the TZO Loan, the TTF Loan, the ESDI Loan, the 1201 MetLife Loan, the 1225 MetLife Loan, and all of the books and records of the Company and the LLCs. Commencing on the date hereof, Buyer, and Buyer’s employees, agents, consultants, advisors, attorneys, accountants, engineers and other representatives (“Buyer’s Representatives”) shall have the right to perform and conduct such examinations and investigations thereof as Buyer may desire, which may include, without limitation, examination of all structural and mechanical aspects of the Property, review of documentation, income and expenses, all Leases and tenant files, records of repairs and capital improvements (excluding only any materials which are not required or desirable for the operation, management or ownership of the Property, Company, or any of the LLCs including without limitation any reporting requirements and which are of a proprietary nature, (such as internal valuation analysis, projections, and other materials constituting the legally privileged and confidential work product of Seller but not if the same relate to related liabilities and obligations being assumed or intended to be assumed by Buyer or which Buyer is otherwise subject), examination of the title to the Property, conducting environmental tests to determine the presence or absence of hazardous waste or materials, asbestos, lead paint, indoor air quality, radon and other similar materials and substances at, in on, under or from the Property, and other environmental conditions at the Property, preparing and reviewing a current as-built survey thereof, and determining the compliance of the Property with all applicable laws, rules, codes and regulations. In connection with such examination, Seller shall deliver and make available (at reasonable times and places) for Buyer’s review all of the books and records of the Company, the LLCs and Owner LLC and the MetLife Loans, the Other First Loan and including without limitation the other items set forth on Schedule 1 attached hereto to the extent not heretofore delivered.

If the expiration of the Due Diligence Period shall fall on Saturday, Sunday or holiday, the Due Diligence Period shall automatically be extended to the next business day. Notwithstanding anything herein to the contrary, nothing herein shall authorize Buyer, nor shall Buyer be permitted to conduct, any subsurface or groundwater environmental testing or other environmental samplings relating to the Property without Seller’s prior written consent, which consent may be withheld or denied in Seller’s sole discretion; provided that lead, radon, indoor air quality and asbestos sampling shall be permitted without Seller’s prior consent and provided further that if Seller unreasonably withholds or denies consent for Phase II testing, then Buyer shall be entitled to terminate the Contract, by written notice to Seller, whereupon the Deposit shall be returned to Buyer, and Seller shall reimburse Buyer for its transaction costs and expenses, including, without limitation, all attorneys’ fees, costs and expenses up to the amount of $150,000, and neither party shall thereafter have further rights or remedies hereunder, other than those expressly stated to survive termination.

The “Due Diligence Period” shall mean the period commencing on the date hereof and ending at 5:00 p.m. (EDST) on November 20, 2003. Notwithstanding anything to the contrary contained in this Contract, Seller acknowledges that Buyer shall have the right in its sole and absolute discretion, either based upon its disapproval of any of the information it receives, for any other reason whatsoever or for no reason, to terminate this Contract on or before expiration of the Due Diligence Period. Except to the extent that Buyer provides written notice to Seller on or prior to the expiration of the Due Diligence Period (as it may be extended as provided herein) that Buyer has elected to proceed to Closing in accordance with, but subject to, the terms hereof, this Contract shall ipso facto terminate and be deemed to have terminated, in which event the Deposit shall be returned to Buyer forthwith and the parties shall thereafter have no further obligations hereunder except those expressly stated to survive such termination. The failure of Buyer to provide any notice at all to Seller on or prior to expiration of the Due Diligence Period shall constitute and be deemed to be the election of Buyer to terminate this Contract in accordance with its right to do so under this Article 6.

Subject to the limitations set forth above, Seller and the Owner LLCs shall, upon reasonable notice and at reasonable times, make the Property available to Buyer and Buyer Representatives for such inspections and tests as Buyer deems appropriate, including for Buyer’s engineering inspection(s), environmental compliance inspections, site evaluations, and such other inspections and tests as Buyer deems appropriate, at Buyer’s sole cost and expense. Seller shall have the right to have a representative present during all or any of Buyer’s such inspections and tests. Buyer, accompanied by a representative of Seller or, at Seller’s election, an employee of the Property Manager, may interview tenants, such interviews to be scheduled by Seller promptly at Buyer’s request; provided that Seller or such representative shall make themselves reasonably and promptly available if such election is made.

Without limiting the foregoing, Buyer shall have the right to contact and interview The John Akridge Company including without limitation Brian A. Cass, an Officer of The John Akridge Company or at Buyer’s election any other officer, director or employee thereof, or any other member (collectively, the “Akridge Representative”); provided that reasonably adequate prior notice thereof shall be given by Buyer to Seller or to Seller’s representative and, if requested by Seller, Buyer shall allow Seller or a representative of Seller to arrange and be present (in person or by phone) at any such meeting but only to the extent involving the discussion of the Akridge Representative as to the interests of the non-Seller affiliates as members of the Eye Street Owner. Without limiting the foregoing, Seller shall cooperate with Buyer promptly and in good faith to set up any meetings with the Akridge Representative if requested by Buyer. Subject to the forgoing, Buyer shall not in any way be prohibited from or limited in discussing any issues, matters or concerns relating to the LLC Property and/or the ownership and debt structure thereof, including without limitation, management, leasing, maintenance, construction, financing and/or operation of the Property and/or the structure, management, and/or organization of the Eye Street LLC Owners, Eye Street Equity LLCs, and/or the Eye Street Loan Documents.

Seller and Buyer acknowledge and agree that it is a condition to Buyer’s obligations hereunder as provided in Article 7(a)(viii) hereunder that the Eye Street Documents Amendments (as therein defined) conforming to the terms set forth on Exhibit V attached hereto and made a part hereof and otherwise conforming to the provisions of said Article 7(a)(viii) are duly executed and delivered. It shall be a condition of Closing that the non-Seller members of the Eye Street LLC Owners (the “Akridge Members”) execute and deliver the Eye Street Document Amendments, in the forms attached or as approved by Buyer, in its sole discretion, on or prior to Closing or Buyer may elect to terminate this Contract on the same terms as this Article 6.

Buyer hereby agrees to indemnify and hold Seller and the LLCs harmless from and against any and all loss, cost or damage to the Property (but not any loss, cost, expense or damages or diminution in value arising from or related to any condition discovered by Buyer or by any act of Seller, the Company, or any LLC) resulting directly from actions taken by Buyer or its agents, engineers or consultants. Prior to its entry on the Property, Buyer shall provide to Seller certificates of liability insurance insuring Buyer and Seller and the LLCs in an amount not less than Two Million Dollars ($2,000,000.00). Buyer shall promptly repair all damage to the Property resulting directly from any such inspections or tests by Buyer and shall to the extent reasonably practicable restore the Property to substantially the same condition existing immediately prior to such inspections and tests, but only to the extent such change in condition was caused by such inspections and tests, reasonable wear and tear excepted. In the event Buyer discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Buyer acknowledges and agrees that it shall not undertake any such reporting, except to the extent Buyer is legally mandated to do so, but shall notify Seller promptly of any such discovery. In performing any such inspections or tests, Buyer shall not unreasonably interfere with the activities on the Property of any tenant under the Leases. The indemnification, repair and restoration obligations of Buyer under this paragraph shall survive the termination of this Contract only with respect to the period prior to the termination for a period of one (1) year after such termination.

Seller shall deliver to Buyer an existing ALTA survey of each Property and Buyer, at its option, may obtain each of the following at its own cost and expense: (i) an updated current ALTA Survey of the Property (the “Survey”) certified to the Buyer and the Title Company; and (ii) a title insurance commitment (or an endorsement to the existing owner’s and lender’s title policies attached hereto as Exhibits J-1 - J-4 and Exhibits K-1 - K-3 respectively issued by Commonwealth Land Title Insurance Company or Chicago Title Insurance Company, as Buyer, in its sole discretion, may elect, (the “Title Company”) (the “Title Commitment”) containing such endorsements, affirmative coverages and reinsurance or co-insurance agreements as Buyer shall require and specifying the Title Company’s requirements relating to the issuance of such title policy (the “Title Requirements”). Buyer has given Seller notice (“Buyer’s Title Notice”) of Buyer’s disapproval of any of the title exceptions contained in the Title Commitment (or of any matter disclosed on the Survey) specifying those Title Requirements, if any, contained in the Title Commitment which are to be performed by or on behalf of Seller, the Company or the LLCs. Seller, by written notice to Buyer (“Seller’s Title Notice”) has notified Buyer of the Title Requirements and other title objections which Seller agrees to satisfy or cure. Except for Monetary Encumbrances and New Exceptions (as herein defined), which Seller shall be obligated to satisfy and cure whether or not notified by Buyer, if Seller does not agree to cure or satisfy any matters identified in Buyer’s Title Notice, Buyer may terminate this Contract by written notice to Seller given on or before the later of the expiration of the Due Diligence Period or otherwise be deemed to have waived any matter except for Monetary Encumbrances and New Exceptions, which Seller shall be obligated to satisfy and cure, Seller has not agreed to satisfy or cure or use its reasonable efforts to cure or satisfy. If Seller does not respond to Buyer’s Title Notice as provided above, Seller shall be deemed not to have agreed to satisfy or cure the matters set forth therein. Except for Monetary Encumbrances and New Exceptions, which Seller shall be obligated to satisfy and cure, Buyer shall be deemed to have accepted those matters appearing as exceptions in Buyer’s Title Commitment and those matters appearing on the Survey to which Buyer has not objected in Buyer’s Title Notice (or which Buyer is deemed to have waived), and each such matter not so objected to shall be deemed a “Permitted Title Exception”. Buyer shall also have the right to object to, as part of Buyer’s Title Notice, but nothing herein shall obligate Seller to deliver the Property to Buyer at the Closing free and clear of, the encumbrances, restrictions, easements and other matters identified on the existing owner’s title insurance policy of the LLC and lender’s title insurance policy in favor of the Eye Street Lending LLCs identified on Exhibits J-1 - J-4 and Exhibits K-1 - K-3 attached hereto and incorporated herein by reference other than as to Monetary Encumbrances and New Exceptions, which Monetary Encumbrances and/or New Exceptions, Seller shall be obligated to satisfy or cure (and Buyer may, at its option use the Seller’s proceeds at Closing to satisfy); provided further that, as an alternative to the satisfaction or cure of a Monetary Encumbrance by payment, Seller shall have, at its option, the right to (i) bond over any such encumbrance or (ii) take such other action in order to have the encumbrance removed as an exception to title, which in either the case of (i) or (ii) shall be in a manner as may be reasonably acceptable to Buyer and the Title Company.

In the event this Contract is terminated under this Section, all obligations, liabilities and rights of the parties under this Contract shall terminate (other than those expressly stated to survive such termination), and the Deposit shall be returned to Buyer. If Seller has elected to cure any matter or to satisfy any Title Requirement or as to a Monetary Encumbrance or New Exception is required to satisfy, remove or cure any matter, such matter shall be cured, removed or satisfied by Seller at or prior to the Closing Date. The failure of Seller to satisfy, remove or cure any such matter to Buyer’s reasonable satisfaction shall constitute a default by Seller hereunder.

For purposes of this Contract, the following terms shall have the following meanings:

“Monetary Encumbrance” shall mean (a) any mortgage, deed to secure debt, deed of trust, assignment of leases and rents, negative pledge, financing statement or similar security instrument encumbering all or any part of the Property other than the Other First Loan, the TZO Loan Documents, TTF Loan Documents, ESDI Loan Documents and the MetLife Loan Documents and (b) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent; (c) any mechanics or materialmen’s liens created by, through or under Seller, the Company or any of the LLCs (but not in connection with Buyer’s inspection or tenant work for which tenants are responsible under their Leases) and (d) any lis pendens or judgment of record against Seller, the Company or the LLCs, in the county or other applicable jurisdiction in which the applicable Property is located.

“New Exceptions” shall mean any encumbrance, exception or matter first appearing of record after the effective date created by the affirmative voluntary action of Seller, the Company or the LLCs, or an involuntary matter such as a mechanics liens which are less than $250,000 in amount per each of the 1201 Property, 1225 Property, 400 Virginia Property and 4250 N. Fairfax Property, individually and not collectively.

Except for the representations and warranties, covenants and indemnities expressly contained herein or in any document executed and delivered by Seller, the Company, or any of the LLCs at or in connection with Closing, as the same may be modified or deemed modified as herein provided, and except with respect to any breach by Seller or any LLC, prior to Closing, of its obligations under any indemnity to MetLife in connection with the MetLife Loans or any other lender under the Other First Loan, for which Seller shall remain expressly liable, or any other obligations for which Seller shall in all events remain liable or Seller which expressly survive the Closing hereunder (collectively, as to all such representations, warranties, covenants, indemnities, and other obligations, the Surviving Seller Obligations”) (i) Buyer acknowledges and agrees that Buyer is acquiring the Shares and the 4250 N. Fairfax Interest, with the Owner LLCs Property being “as is”, “where is” and “with all defects” basis, and without representation or warranty, express, implied or statutory, of any kind, including, without limitation, representation or warranty as to condition (structural, mechanical or otherwise), construction, development, income, compliance with law, habitability, tenancies, merchantability or fitness for any purpose, all of which, except for the Surviving Seller Obligations, are hereby disclaimed; (ii) Buyer acknowledges that, except for the Surviving Seller Obligations, all materials furnished by Seller to Buyer are informational only without warranty or representation as to its truth or accuracy and that Buyer is relying on its own due diligence; and (iii) by Closing and paying the Purchase Price, except for the Surviving Seller Obligations, and without in any way limiting or modifying any Seller Surviving Obligations or rights or remedies of Buyer against Seller or any Seller Parties hereunder or otherwise with respect to any Surviving Seller Obligations, Buyer, upon closing the transaction, shall be deemed to have released Seller and its members, partners, beneficial owners, officers, directors, managers, employees, and agents (the “Seller Parties”) from any claims by Buyer which Buyer may have against the Seller Parties (but not with respect to claims of persons or entities other than Buyer or its affiliates, for which claims Buyer or its affiliates shall have the right to interplead Seller Parties, as applicable) with respect to matters arising prior to the date hereof, relating only to Hazardous Materials (hereinafter defined) located at, on, in or under the Property (but in no event shall Seller be released (or deemed released) from any Surviving Seller Obligation or any other obligation or liability relating to, or any Hazardous Materials at, on, in or under or relating to any Excluded Assets or for any Excluded Liabilities or Retained Liabilities (as herein defined).

For the purposes of this Contract, the following terms shall have the meanings set forth below:

(i)	the term “Environmental Laws” means all federal, state, or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, relating to the pollution protection of human health, safety and the environment;

(ii)	the term “Hazardous Materials” includes any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal life or the environment or which are defined, determined or identified as such in any Environmental Laws or which are regulated or subject to clean-up authority under any Environmental Laws, including, but not limited to materials defined as (A) “hazardous waste” under the Federal Resource Conservation and Recovery Act, (B) “hazardous substances” under the Federal Comprehensive Environmental Response, Compensation and Liability Act, (C) “pollutants” under the Federal Clean Water Act, (D) “toxic substances” under the Toxic Substances Control Act, (E) “oil or hazardous materials” under the laws of the District of Columbia or the Commonwealth or Virginia, as applicable, and (F) oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs).

In the event that Buyer elects to terminate this Contract as provided in this Article 6 or if this Contract otherwise terminates as provided for hereunder for reasons other than a default by Seller, then, Buyer shall promptly deliver and, to the extent assignable and provided that Buyer is compensated for the cost to Buyer thereof, assign to Seller, without representation or warranty of any kind from or liability of Buyer, all written reports, surveys, title commitments or other materials prepared by third parties for Buyer relating to the Property (excluding any proprietary development or marketing materials, appraisals, lease abstracts, internal analysis, budgets or other materials covered by the so-called attorney-client privilege). Buyer hereby agrees that all materials delivered to it by or on behalf of Seller shall be held in the confidence as provided in Section 27 hereof.

7. Conditions to Closing: (a) Without limiting any other conditions to Buyer’s obligations to close set forth in this Contract, the obligations of Buyer under this Contract are subject to the satisfaction at the time of Closing (or end of the Due Diligence Period, as applicable) of each of the following conditions (any of which may be waived in whole or in part by Buyer, in its sole discretion, at or prior to Closing):

(i)

All of the representations by Seller set forth in this Contract or any Exhibit attached hereto shall be true and correct in all material respects, but without any carve out for materiality or qualification for Seller’s knowledge as to the representations at Section 12(a)(i), 12(a)(viii), 12(a)(ix) and 12(a)(x) (except as to changes therein as contemplated by this Contract) and without regard to any qualification for Seller’s knowledge, as modified by any change in facts arising after the date hereof underlying any of Seller’s representations and which is otherwise permitted or expressly contemplated hereunder and not caused by a breach, or default by

Seller hereunder. In furtherance of the foregoing, Seller does not represent or warrant that any particular Lease or Service Contract will be in force or effect at Closing or that the tenants under the Leases or vendees under Service Contracts will not be in default or will have performed their obligations thereunder and, so long as Seller performs its obligations hereunder and is not in violation of any of its covenants hereunder, any change in facts underlying the representations set forth in Section 12(a)(ii) shall not be a condition to Buyer’s obligations;

(ii)	Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Seller at or prior to Closing;

(iii)

Original estoppel certificates (“Tenant Estoppels”) are obtained and delivered to Buyer from the following tenants; 1) at the 400 Virginia Property: Lockheed Martin Corporation, Titan Corporation, the General Services Administration of the United States of America (“GSA”) with respect to the premises occupied by the Social Security Administration, Alcohol, Tobacco, and Fire Arms, Federal Highway Administration, Army Corps of Engineers and Housing and Urban Development, 2) at the 1225 Property: Biotechnology Industry Organization and International Republic Institute, 3) at the 1201 Property: Affiliated Computer Services, the GSA with respect to the premises occupied by the National Park Service, and FTI Consulting, Inc., and 4) 4250 N. Fairfax Property: Qwest Communications Corporation and NCS Pearson (collectively, “Major Tenants”) plus such additional tenants which together with the Major Tenants represent seventy-five percent (75%) of the total area rented and occupied at each of the 400 Virginia Property, 1201 Property, 1225 Property and 4250 N. Fairfax Property, individually, such Tenant Estoppels to be either (i) in the form attached as Exhibit L-1 hereto; (ii) if any Lease provides for a form or content of an estoppel, in the form called for under such Lease, or (iii) with respect to any lease with the United States Government or any agency or department thereof (“Government Tenants”), Buyer shall accept, in standard form in lieu of an estoppel certificate a so-called “Statement of Lease” in the customary standard form to Government Tenants, and shall enter into a novation agreement in the form required by the Government Tenants. Without limiting the foregoing, Seller and Buyer agree to sign a Novation Agreement in standard form (or such other acknowledgement in lieu of a Novation Agreement related to the change in ownership or change in control as Buyer deems reasonably appropriate (a “Novation Equivalent”) and use reasonable efforts to pursue the execution of the Novation

Agreement or Novation Equivalent by the applicable Governmental Tenant post-Closing. Seller, however, shall request Tenant Estoppels from all tenants of the Property, in the form attached as Exhibit L-1 hereto or with respect to Government Tenants, in the standard form “Statement of Lease” as aforesaid. Such Tenant Estoppel shall also (i) confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Buyer , (ii) except notwithstanding any terms of any lease to the contrary (including in particular but without limitation the Quest Communications Lease), shall confirm that such Tenant has no right or option to purchase the Property or any portion thereof, which option survives the Closing or otherwise with respect to this transaction or otherwise, which option has not been expressly waived in writing in form and substance satisfactory to the Buyer and (iii) confirm the absence of any defaults under the applicable Lease as of the date thereof. In the event required Tenant Estoppels from Major Tenants are not received by the expiration of the Due Diligence Period, Seller or Buyer, by written notice to the other, may extend the Closing Date for not more than 10 days as set forth in such notice. Seller shall be obligated to provide and Buyer shall accept a Seller Estoppel Certificate in the form of Exhibit L-2 attached hereto for any tenant other than Major Tenants who does not submit a Tenant Estoppel in order to achieve the seventy-five percent (75%) threshold at each LLC Property, individually, and in the aggregate. Such Seller Estoppel Certificate shall survive Closing and not be limited as otherwise provided herein, but shall nonetheless be of no further force or effect as of the date upon which there is delivered to Buyer a Tenant Estoppel (in form and substance satisfactory to Buyer in accordance with the terms hereof) from the tenant in respect of which such Seller Estoppel Certificate was given. Seller shall prepare the Tenant Estoppels for Buyer’s review and deliver the same to Buyer on or before five (5) business days after the date hereof. Buyer shall have three (3) business days after receipt of all of the draft Tenant Estoppels to review the same and Seller shall make such revisions as requested by Buyer to the extent conforming with the Leases and promptly send them within two (2) business days after receipt of approval by Buyer.

(iv)

At the time of the Closing, the Company shall have no obligations or liabilities and the LLCs shall have no obligations or liabilities as determined under generally accepted accounting principles except: (a) the obligations of the Owner LLCs as landlord under the Leases of space in the Property, but only for sums and obligations not yet due or accrued or covenants and other provisions not yet required to be performed, and including in this clause (a) the obligations of the Owner LLCs as landlord under the Leases for the return of security deposits but only if and to the extent such are held by the Owner LLCs and delivered or credited to the Buyer at Closing; (b) the obligations of the Owner LLCs for real estate taxes, usual and customary operating expenses, utilities, and under the Permitted Title Exceptions, but only for sums and obligations not yet due or accrued or covenants and other provisions not yet required to be performed; (c) the obligations of 400 Virginia under the Other First Loan, but only to the extent of payment obligations which shall be wholly covered by the First Loan Credit (and other amounts remaining in the Owner LLC which are transferred to a Company account controlled by Buyer), the ESDI Loan, the TZO Loan, the TTF Loan, the 1201 MetLife Loan, the 1225 MetLife Loan, the 1201-ESDI Option, the 1225-TTF Option, and the 1201-TZO Option not yet due or accrued, (d) the obligations of the Owner LLCs as the owners of the Property under the Service Contracts (but not the Excluded Contracts), but only for sums and obligations not yet due or accrued or covenants and other provisions not yet required to be performed, (e) the obligations as a member of the respective LLCs not yet due or accrued or covenants not yet required to be performed, (f) the obligations set forth on Exhibit O, provided that Buyer receives a full credit for the amounts set forth on Exhibit “N” to the extent not previously paid (as evidenced to the reasonable satisfaction of Buyer), (g) items being prorated as provided in Article 14, and (h) any other unaccrued obligations or liabilities, contractual or otherwise but only as are disclosed to and expressly approved (or not objected to) by Buyer in writing, in its sole discretion (the above described matters in clauses (a) through (h) being herein referred to as the “Permitted Liabilities”). Without limiting the foregoing, the Company shall have no obligations or liabilities and the LLCs shall have no obligations or liabilities or in any way arising out of, related to or in any way connected with any Excluded Asset (or the distribution thereof) or any Excluded Liability, whether accrued or unaccrued or whether arising or accruing prior or after Closing including, without limitation, any Taxes arising or accruing in connection therewith.

Furthermore, without limiting the indemnities (or the scope thereof) contained herein or Seller’s liability for any liability which is not a Permitted Liability, in addition, and regardless of whether known to Buyer at Closing, any liability accrued pursuant to accounting principles generally accepted in the United States (“GAAP”) existing at the time of Closing which is not a Permitted Liability and (i) which is recorded by Buyer as such on the books of the Company within one (1) year after Closing and (ii) of which Buyer notifies Seller in writing within such one (1) year period, shall continue as a Surviving Obligation of Seller to Buyer until the same is no longer recorded as an accrued liability under GAAP. If Buyer pays said accrued liability, Seller shall reimburse Buyer on demand the amount of said payment. The provisions of this paragraph shall survive indefinitely and supersede any limitation of time for Surviving Obligations set forth in Article 16.

(v)	MetLife shall have consented in writing to: (1) the transfer of the Shares in accordance with Section 2 hereof, (2) Buyer’s insurance coverage, (3) any required changes to the Loan Documents to conform the documents to reflect Buyer succeeding to Seller’s interests (and, to the extent required under the Loan Documents, any other changes to the Eye Street Loan Documents including the amendments contemplated hereby) and MetLife shall have further confirmed to Buyer: (a) the outstanding balance of the MetLife Loans consistent with the terms set forth herein, (b) the amount of any escrow balances or other amounts, if any, owing under the MetLife Loans, and (c) that to MetLife’s knowledge, no default exists or has occurred with respect to the respective MetLife Loan.

(vi)	Except as permitted or required by this Contract, title to the Property shall not have changed in any respect since the effective date of the Title Commitment and at Closing, if and to the extent pursued by Buyer, upon payment of the applicable premium by Buyer, the following shall be available to Buyer: ALTA Owner’s Title Insurance Policies (Form 1992) to Buyer and ALTA Mortgagee’s Title Insurance Policies (collectively, the “Title Policy”), issued by the Title Company in the form of the Title Commitment without exception other than the Permitted Title Exceptions (with such endorsements and affirmative coverage as accepted by Buyer prior to the expiration of the Due Diligence Period) and prior to Closing, Buyer shall have received payoff letters addressed to Buyer and the Title Company for the Other First Loan (and for the 4250 N. Fairfax Loan) in form and substance satisfactory to Buyer and the Title Company and without limitation sufficient for the Title Company to issue the Title Policy free and clear of the Other First Loan and 4250 N. Fairfax Loan upon the repayment thereof as contemplated by Section 2 above, each in their sole discretion.

(vii)	No Litigation, action, proceeding or investigation or legislation or regulation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Seller, the Company, or any of the LLCs or to obtain substantial damages in respect of the consummation of the transactions contemplated hereby or as to any action, proceeding or investigation related to the Property, Seller, Company or the LLCs, which would make it inadvisable to consummate the transaction contemplated by this Contract.

(viii)	Originals of the amendments (collectively, the “Eye Street Document Amendments”) to the Eye Street Owner organizational, formation and operating agreements and Eye Street Loan Documents and Options in accordance with Article 6 hereof duly executed by all of the Members of the Eye Street Owner LLCs and the Eye Street Lending LLCs, as applicable, effective as of Closing, to include an estoppel of each of the members as of the date of the execution by each such member, and release by the Akridge Members of Buyer and Buyer affiliates for periods prior to Closing, together with a letter dated within two (2) business days of Closing from One Franklin LLC (the holder of more than a forty-nine percent (49%) interest in such entities), certifying that there are no defaults under any of the Eye Street Owner documents by such Member or the Seller member on and as of the date of Closing (including with respect to the consummation of the transactions contemplated hereby) and confirming its interests in the 1201 Owner and 1225 Owner (with the result that Exhibits R-1 and R-2 attached hereto are accurate, true and correct).

(ix)	Qwest Communications Corporation confirms in writing in form and substance acceptable to Buyer, in its reasonable discretion, that Quest’s right of first offer under its Lease is of no further force and effect.

If any condition set forth herein is not fully satisfied on or before the Closing Date, Seller may elect to attempt to satisfy or cure any such condition, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly; provided that if Seller extends the Closing Date to attempt to satisfy or cure any such condition as aforesaid, then it shall be a condition of Closing (herein, the “MAC Condition”) during such extension, that there shall not have occurred and be continuing at Closing any material, adverse change in the physical, financial or legal conditions of the LLC Owner or the Property, from the conditions thereof as accepted by Buyer as of the expiration of the Due Diligence Period, ordinary and reasonable wear and tear excepted with respect to the physical condition of the Property and casualties and condemnation governed by Article 10, and provided that a downgrade of more than one level in rating of any of the following Major Tenants: Lockheed Martin Corporation, Titan Corporation, Qwest Communications Corporation and NCS Pearson shall be deemed a material adverse change.

(b) In the event any condition precedent to Closing is unsatisfied because of a breach by Seller (or the Company, or any LLC) of its obligations or representations and warranties set forth or contemplated in this Contract (or any representations and warranties were untrue when made) Seller shall be deemed to be in default hereunder in which event the foregoing thirty (30) day cure period shall not be applicable and the provisions of Article 8 for a Seller default shall apply.

8. Default: (a) If on the Closing Date, Seller is in default hereunder, has breached a representation or has failed to perform any of its obligations or covenants hereunder (not otherwise waived by Buyer) in each case in any material respect, Buyer’s sole and exclusive remedy shall be the right to exercise either one of the following:

(i)	Buyer shall have the right to terminate this Contract by notice to Seller, in which event the Deposit shall be paid to Buyer, and thereafter, and Seller shall reimburse Buyer for its out of pocket expenses not to exceed $750,000, and thereafter, all rights and obligations of the parties under this Contract shall terminate, except for those expressly stated to survive such termination; or

(ii)	Buyer may specifically enforce Seller’s obligations hereunder; provided that if specific enforcement is unavailable, including, without limitation, as a result of or in connection with a breach of Section 13(f) or Section 11 or other willful or intentional action of Seller taken in bad faith, then, in addition to a refund of the Deposit and any other rights of Buyer hereunder, Buyer shall also be entitled to direct (but not consequential) damages in an amount not to exceed $10,000,000.

(b) In the event of a material default by Buyer hereunder after the expiration of the Due Diligence Period, it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer, and because a reasonable estimate of the total net detriment that Seller would suffer in the event of Buyer’s failure to duly complete the acquisition hereunder is the amount of the Deposit, Seller shall be entitled to receive and retain the Deposit as and for Seller’s sole and exclusive remedy arising from Buyer’s failure to complete the acquisition in accordance with the terms hereof, and Seller shall have no further recourse or remedy at law or in equity for any breach by Buyer hereunder.

Notwithstanding anything herein to the contrary each party shall also have the right to enforce the specific performance of any indemnity or obligation of the other party which expressly survives the termination and to sue the other party for damages incurred as a result of such other party’s failure to perform its Surviving Obligations; provided that Seller agrees to apply the Deposit if entitled to retain the Deposit against damages for any such surviving obligations of Buyer.

9. Entire Agreement: The parties understand and agree that their entire agreement is contained herein and that no covenants, obligations, warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Contract and the Exhibits attached hereto. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Contract and the Exhibits attached hereto, which alone fully and completely expresses their agreement. This Contract may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

10. Damage or Destruction; Condemnation: (a) The risk of loss, damage or destruction to the Property by fire or other casualty or the taking of all or part of the Property by condemnation or eminent domain or by an agreement in lieu thereof until the Closing is assumed by Seller. From and after the date hereof through Closing, Seller covenants to maintain (or cause the Owner LLCs to maintain) insurance coverage with 100% replacement cost and terrorism insurance with full replacement cost subject to an overall limit of $375,000,000 for all properties of Seller and affiliates of Seller.

(b) In the event of partial damage or destruction of the Property of a type which, can reasonably be expected to be restored or repaired at a cost of $2,500,000 or less as to any of the 1201 Property, 1225 Property, 4250 N. Fairfax Property or 400 Virginia Property, individually, and which may legally be restored or repaired to their former condition, does not result in a termination of any Lease with any Major Tenant and which casualty is fully insured under Seller’s insurance (subject only to a deductible which is credited to Buyer) and for which rent loss insurance is still available to the applicable Owner LLC after Closing in each case, without a change of control exclusion, then, Buyer shall (unless such damage has been repaired in a good and workmanlike manner prior to Closing as approved by Buyer) accept title to the Property in its destroyed or damaged condition. Buyer shall pay the full Purchase Price without reduction (except as set forth below), and Seller shall pay over or assign to Buyer all rights to any proceeds of insurance payable (or paid) with respect to such destruction or damage, together with amounts equal to any deductibles thereunder (less amounts actually and reasonably expended by Seller or the Owner LLC (as approved by Buyer) in repairing the damage prior to the Closing Date) and Buyer shall have a credit against the Purchase Price in the amount of any deductible.

(c) In the event that the Property shall have been damaged or destroyed, the cost of repair or restoration of which would reasonably be expected to exceed the sum of $2,500,000 as to any of the 1201 Property, 1225 Property, 4250 N. Fairfax Property or 400 Virginia Property, individually, or which cannot be legally restored or repaired to their former condition or which results in a termination of any Lease with any Major Tenant or which casualty is not fully insured under Seller’s insurance (subject only to a deductible which is credited to Buyer) or for which rent loss insurance is not available to the applicable Owner LLC after Closing for any reason, then Buyer may elect, unless the Owner LLCs have previously repaired or restored the Property to their former condition, either to (a) pay over or assign to Buyer at Closing all amounts recovered or recoverable on account of any insurance, together with amounts equal to any deductibles thereunder, less any amounts reasonably and actually expended by the Owner LLCs for partial restoration or collection of insurance proceeds (approved by Buyer) or (b) direct Escrow Agent to return the Deposit to Buyer and this Contract shall terminate, in which case all other obligations of the parties hereto shall cease except for those obligations expressly stated to survive such termination.

(d) If prior to the Closing Date, all or part of the Property is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or part of the Property is threatened or commenced, Buyer may either terminate this Contract (in which event Buyer shall be entitled to a return of the Deposit) or purchase the Shares and the 4250 N. Fairfax Interest in accordance with the terms hereof, without reduction in the Purchase Price (except as set forth below). If the Seller, the Company or any LLC has received payments from the condemning authority and if Buyer elects to purchase the Shares and the 4250 N. Fairfax Interest, the Seller, the Company or such LLC shall pay over to Buyer the amount of said payments (less the Seller’s, the Company’s or the LLCs’ actual and reasonable out of pocket costs of collection (as approved by Buyer)) against the Purchase Price at the Closing.

11. Assets of Entities. At the Closing, the Company shall own as its sole assets, the assets of the Company as set forth in the recitals to this Contract, and the sole assets of 1201 Equity shall be the Company’s interest in 1201 Owner; the sole asset of 1225 Equity shall be the Company’s interest in 1225 Owner; the sole assets of TZO shall be its interest in 1215 ESDI, the 1201-TZO Option Agreement and the 1201 Second Loan; the sole assets of 1225 ESDI shall be its interest in the 1201 Third Loan and in the 1201-ESDI Option; the sole assets of TTF shall be its interest in the 1225 Second Loan and in the 1225-TTF Option; and the sole assets of 4250 N. Fairfax LLC and each other respective Owner LLCs shall be their respective Owner LLCs Property. A breach of this provision shall be a default of Seller hereunder.

It is agreed that the obligations set forth in Exhibit M shall be paid as and when due by the Owner LLCs after the Closing, (or if paid in whole or in part prior to Closing with evidence and confirmation of payment in form and substance reasonably satisfactory to Buyer), credited to Seller at Closing) and that the obligations set forth in Exhibit N to the extent not paid (or not completed) by Seller (with evidence and confirmation of payment in form and substance reasonably satisfactory to Buyer) prior to Closing shall be credited by Seller to Buyer at Closing, provided however, that with respect to any amounts set forth on Exhibit N for “Building Improvement Required by Tenant Lease”, Seller shall remain liable to Buyer for any costs in excess of those set forth on Exhibit N as necessary to complete or satisfy Seller’s obligations and shall remit such excess amounts to Buyer upon its request, and, if and to the extent such costs are less than the amount of the credit, Buyer shall remit the difference to Seller upon completion and full payment of the work. Furthermore, any commissions, rent concessions or tenant improvement obligations with respect to new leases or modifications, extensions, renewals or expansions of existing leases entered into in accordance with Article 13(c) shall be borne by the Owner LLCs after Closing (or if paid in whole or in part prior to Closing, credited to Seller at Closing (with evidence and confirmation of payment in form and substance reasonably satisfactory to Buyer)).

12. Representations and Warranties of Seller: (a) In order to induce Buyer to enter into this Contract and to consummate the purchase of the Shares, Seller hereby represents and warrants to Buyer as of the date of this Contract and as of the Closing Date as follows:

(i)	Authority. Seller is a limited partnership duly and validly organized and existing and in good standing under the laws of the State of Delaware. Seller has the full power, authority and capacity necessary to execute, deliver and perform its obligations under this Contract and any of the agreements or other documents to be executed by it hereunder (the “Ancillary Agreements”). This Contract and the Ancillary Agreements have been duly and validly authorized, executed and delivered by Seller.

(ii)	Consents and Approvals. This Contract and the Ancillary Agreements are, or at the Closing will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms. Except for the MetLife Consents, no other Governmental Approvals or other Consents by any third party or Governmental Entity (as herein defined) are required in connection with the execution, delivery and performance by Seller of this Contract and the Ancillary Agreements or the consummation by Seller, the Company or the LLCs of the transactions contemplated herein or therein. Neither the execution and delivery, nor the performance of this Contract or the Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereby and thereby will (a) violate, breach or conflict with any provision of the organizational documents of Seller; the Company or any LLC; (b) subject to receipt of the MetLife Consent expressly referred to herein, and, except with respect to the payoff of the Other First Loan immediately after Closing in accordance with the structure of this transaction, and to the extent such is a violation, the same will be cured upon such payoff, result in a termination, violation, breach of, default under or result in the loss of benefits under, or acceleration of benefits or obligations under any term, condition or provision of any agreement, including, but not limited to, Loan Document, any note, bond, mortgage, indenture, license or contract, to which Seller, the Company or any LLC is a party or bound or to which the Company’s or LLCs’ assets or the Shares or the 4250 N. Fairfax Interest are subject; (c) result in a violation by Seller, the Company or any LLC of any Applicable Law, or judgment; or (d) result in the creation of a Lien on the assets or properties of the Company, the LLCs, the Shares or the 4250 N. Fairfax Interest. Neither the Company nor any of the LLCs is subject to any judicial or administrative decree, writ, judgment or order.

(iii)	Leases. Exhibit C attached hereto is, in all material respects, a true, complete and correct list of all Leases currently in effect and any amendments or modifications thereto or, to Seller’s knowledge, assignments or sublets thereof with respect to the Property, and identification of all security deposits required to be held by the Owner LLCs under the Leases, and whether held in cash, letter of credit or otherwise and delinquencies or, to Seller’s knowledge, other defaults, if any. Seller has delivered to Buyer true, complete and correct copies of all Leases currently in effect and any amendments or modifications thereto with respect to the Property. No person or entity other than the rights of the non-Seller affiliated members in each of the Eye Street Equity LLC’s pursuant to Section 10.7 of the Eye Street Owner LLC Operating Agreement for each said entity, and other than Qwest Communications Corporation with respect to 4250 N. Fairfax, has any purchase option, right of refusal or offer or any other rights of any nature whatsoever to purchase all or any portion of the Property. To Seller’s knowledge, except as set forth on Exhibit O, (x) the Owner LLCs have paid in full all concessions, relocation payments, tenant allowance payments, special work and any other consideration whatsoever and completed all tenant improvement obligations thereunder, and (y) no tenant has prepaid rent for more than the current month (and will not have paid rent more than thirty (30) days in advance prior to the Closing) under its Lease.

Except as set forth on Exhibit C attached hereto or in Article 5, (w) none of the Owner LLCs has received any written notice that it currently is in default under any of the Leases, and (x) no tenant is in monetary or, to Seller’s knowledge, other material default thereunder, and (y) no tenant has asserted any defense, set-off or counterclaim in writing with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease, and (z) no tenant (or former tenant in the last 2 years) has delivered notice of termination or of a bankruptcy or pending bankruptcy. To the extent a Tenant Estoppel is provided satisfying the requirements of Article 7(a)(iii), which confirms information with respect to any item as to which Seller has made a representation or warranty to Buyer, then the representation and warranty of Seller with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in the Tenant Estoppel Certificate (unless otherwise agreed by Seller).

To Seller’s knowledge, except as set forth on Exhibit O attached hereto there are no leasing or commission agreements affecting the Property and all commissions and fees and tenant improvement costs (except in the case of tenant improvement obligations upon the future exercise of expansion options set forth in the Leases) have been paid in full.

Except as set forth on Exhibit O attached hereto, the Owner LLCs have no existing obligations (that have not been satisfied) to pay tenant improvement costs or perform tenant work (except in the case of tenant improvement obligations upon the future exercise of expansion options set forth in the Leases) or leasing fees and commissions in connection with any Lease existing on the date of this Contract or at the time of Closing (whether in connection with a renewal, extension, expansion or otherwise, other than leasing commissions as listed on Exhibit O which may arise after the date of this Contract for expansions, extensions or renewals of a lease exercised prior to the termination of any such leasing agreement) unless arising in connection with a new lease entered into in accordance with this Contract.

(iv)	Material Contracts. Exhibits D-1 to D-4 attached hereto (“Service Contracts”), Exhibits E-1 to E-4 attached hereto (“Personal Property Leases”), Exhibits B-1 to B-5 (“Loan Documents”), and the leasing contracts identified on Exhibit O (the “Leasing Contracts”), the documents evidencing the Other First Loan, the Organizational Documents (defined below), the Akridge Agreements, and the Permitted Title Exceptions collectively contain a true, complete and correct list of all Material Contracts. Each of the Material Contracts is in full force and effect and, to Seller’s knowledge, no party thereunder is in material default and, except as specified in Exhibits D-1 to D-4 and Exhibits E-1 to E-4 as applicable, has not been amended, modified, or supplemented in any respect. Other than the Service Contracts, the Leasing Contracts, Personal Property Leases, the Other First Loan, Loan Documents and Permitted Title Exceptions (and management and leasing agreements), (or as to the Company or any LLC, other than the Company and LLC organizational documents (the “Organizational Documents”), there are no Material Contracts, oral or written, to which the Company or any LLC is a party or bound or that grant to any person or any entity whatsoever any right, title, or interest in or to all or any part of the Company or any LLC or the LLC Property or any rights relating to the use, operation, management, maintenance, renovation, or repair of all or any part of the Company’s assets of LLC Property.

(v)

Compliance with Law. Except as set forth on Exhibit P, neither Seller nor the Company nor any of its Subsidiaries nor 4250 N. Fairfax has received notice from any Governmental Entity having jurisdiction that the Company, its Subsidiaries, 4250 N. Fairfax, any of their assets, the LLC Property or any part thereof (as of the date hereof and as of the Closing Date) or any interested person is in violation of any Applicable Law (including without limitation the Americans with Disabilities Act) applicable to the Company and its Subsidiaries or Predecessor Subsidiaries, 4250 N. Fairfax or the LLC Property .

There is not now pending, any action, suit, investigation or proceeding for which Seller has received notice or has been served against, nor to Seller’s knowledge, has there been threatened any action, suit, investigation or proceeding affecting the Company, any LLC or any Property before or by any Governmental Entity. There are no outstanding orders, judgments, decrees or injunctions, issued by any Governmental Entity against Seller, the Company or any of the LLCs. To the Seller’s knowledge, no event has occurred and no condition exists that is reasonably likely to form the basis for any legal or regulatory proceeding that is reasonably likely to result in revocation, cancellation, suspension or an adverse modification of any permit or license held by the Company or its Subsidiaries or 4250 N. Fairfax which would result in a Material Adverse Effect to the Company or any LLC.

(vi)	Environmental Matters. Attached hereto as Exhibit Q is a list of all site assessments, environmental studies and reports which are in Seller’s or the Owner LLCs’ or the property manager’s possession or control (the “Environmental Reports”). Except as set forth in the Environmental Reports,

(1)	Neither Seller, the Company nor the Owner LLCs have installed or removed any underground tanks at the Property (or at any of the Excluded Assets) and to Seller’s knowledge, there are no underground storage tanks at, on or under the Property or any portion thereof (or at, on or under any of the Excluded Assets); and

(2)	There are no pending Claims, suits, proceedings or Litigation (for which Seller has been served) or to Seller’s knowledge, claims threatened in writing and received by Seller or the Owner LLCs with respect to any violation or alleged violation of any Environmental Laws, environmental order or any environmental permit in connection with the Property or any of the Excluded Assets;

(3)	To Seller’s knowledge, there is no asbestos or asbestos containing materials at or in the Property or any portion thereof; and

(4)	There has been no release during the period of Seller’s or the Company’s direct or indirect ownership interest in any LLC by the LLC or to Seller’s knowledge, prior thereto of a Hazardous Material at, on, under, in or about any Property or any part thereof (or at any Excluded Asset or any portion thereof) in violation of Environmental Law or that would otherwise require (or have required) any curative, corrective or remedial action for, or clean up of, the Property or any portion thereof or at any Excluded Asset (or any portion thereof).

(vii)	Indebtedness. Attached as Exhibits B-1 through B-5 sets forth true, correct and complete lists of, respectively, the TZO Loan Documents, the ESDI Loan Documents, the TTF Loan Documents, the 1201 MetLife Loan Documents and the 1225 MetLife Loan Documents (collectively, the “Loan Documents”), true, correct and complete copies of which have been delivered to Buyer. Neither the Owner LLCs, the Company nor Seller has received written notice from any of the respective lenders that any Owner LLC is in default under any of the Loan Documents. Each of the 1201-TZO Option Agreement, the 1201-ESDI Option Agreement and the 1225-TTF Option Agreement is in full force and effect. Exhibits B-1 through B-5 and the documents evidencing the Other First Loan and the MetLife Loan on the 4250 N. Fairfax Property, as listed in Exhibits B-6 and B-7, set forth all indebtedness in respect of borrowed money incurred by the Company or LLCs in connection with the Owner LLCs Property. Schedules 1- 3 set forth the outstanding balance, and accrued interest of the TZO Loan Documents, the ESDI Loan Documents, and the TTF Loan Documents.

(viii)

Organization. Each of the LLCs is a duly organized Delaware limited liability company, validly existing and in good standing under the laws of the State of Delaware. The Company is a duly organized Maryland corporation, validly existing and in good standing under the laws of the State of Maryland. The Company and each of the LLCs has full corporate power and authority to own, lease and operate its properties and to conduct and carry on its business as now being conducted in each jurisdiction where such business is conducted and such properties are owned, leased or operated. Exhibit W contains a complete and correct list of each jurisdiction in which the Company and each of the LLCs is required to be qualified or licensed to do business as a foreign limited liability company (other than the jurisdiction of each entity’s organization) and each LLC is qualified or licensed to do business in such jurisdiction. Seller has delivered to Buyer true, complete and correct copies of the formation documents (with respect to the Eye Street Owners, in Seller’s possession or control) and current operative organizational documents of each of the LLCs and the Company, each of which is in full force and effect and has not been amended, revoked or otherwise modified, except as noted therein. There are no side agreements relating to any of the organizational documents of the Company not previously disclosed in writing to Buyer.

(ix)	Equity Interests. The ownership of interests in the LLCs is as set forth in the recitals to this Contract except that, to Seller’s knowledge, the remaining interests in the 1201 Owner and 1225 Owner are as set forth on Exhibits R-2 and R-2. Since the date of its formation, Seller has owned all of the membership interests in 4250 N. Fairfax. Except as set forth in the recitals of this Contract, neither the LLCs nor the Company own, directly or indirectly, any equity or voting interest in, or otherwise control any person or entity other than interests in the Excluded Assets, which will be divested prior to Closing as se forth in Article 11 and none of the LLCs nor the Company has any contract or commitment to acquire any such interest. Except with respect to 1201 Owner and 1225 Owner, as of the date of Closing, the interests in the LLCs set forth in the recitals to this Contract will contain a complete and correct list of all equity interests held directly or indirectly by the Company or the LLCs in any entity.

All of the issued and outstanding membership interests in the LLCs are duly authorized, validly issued, fully paid, free of preemptive rights and, except as set forth in the organizational documents of the LLCs, not subject to future capital calls. The Company and each of the LLCs has good and valid title to interests in the entities set forth in the recitals to this Contract, all of which are free and clear of any Liens.

Except for this Contract, and the Eye Street Option Agreements, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating either the Company or any of the LLCs, contingently or otherwise, to issue or sell, or to cause to be issued or sold, any membership interests or other equity interests of any of the LLCs, or any securities convertible into or exchangeable for any such membership interests or other equity interests, are outstanding, and no authorization therefore has been given. Except for the Eye Street Option Agreements and except as provided in the Eye Street organizational documents, there are no outstanding contractual or other rights or obligations to or of the Company or the LLCs to repurchase, redeem or otherwise acquire any outstanding membership interests or other equity interests of any of the LLCs.

(x)	Capitalization. The entire authorized capital stock of the Company consists of 1,000 shares of common stock and 1,000 shares of preferred stock of which 100 shares of common stock are issued and outstanding and 369 shares of Series A Preferred stock are issued and outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. The shares constitute all of the equity securities of the Company, and (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company exists, and (ii) there is no commitment by Seller to transfer, sell, assign or hypothecate any of the shares other than to the Buyer. There are no voting trusts or agreements, stockholder agreements, pledge agreements, rights of first refusal, preemptive rights or proxies related to the shares or any equity securities of the Company. No portion of the common stock of the Company shall be redeemed at or prior to Closing. Upon consummation of the transactions contemplated by this Contract, the Buyer will own all of the then outstanding shares of the common stock of the Company, free and clear of any Lien, and, no other party (other than the holders of the Series A Preferred stock which have been identified to Buyer in writing) will own or have any right to acquire any equity securities of the Company or any debt or other securities convertible into equity securities of the Company, except as to any such matter arising out of any contractual relationship with, or otherwise arising by or through any action of, Buyer or any of Buyer’s affiliates on the one hand and any third party on the other.

Upon consummation of the transactions contemplated by this Contract, the Buyer will own all of the membership interests of 4250 N. Fairfax free and clear of any Lien, and no other party will own or have any right to acquire any membership interests in 4250 N. Fairfax or any debt or other interests convertible into membership interests of 4250 N. Fairfax_except as to any such matter arising out of any contractual relationship with, or otherwise arising by or through any action of, Buyer or any of Buyer’s affiliates on the one hand and any third party on the other.

(xi)	Employees and Labor Matters. Neither the Company nor any of the LLCs has any employees nor has the Company or any of the LLCs ever had any employees.

(xii)	Insolvency. The Company has not received any notice from the Secretary of State of Maryland of a determination that any grounds exist for administratively dissolving the Company and the Company has not received notice of the commencement of any action to judicially dissolve the Company. Neither the board of directors nor stockholders of the Company have taken any action with respect to the dissolution of the Company, and the Company has not filed any notice of intent to dissolve with the State of Maryland. To the Seller’s knowledge, there are no circumstances that would warrant the initiation of such proceedings.

4250 N. Fairfax has not received any notice from the Secretary of State of Delaware of a determination that any grounds exist for administratively dissolving 4250 N. Fairfax and 4250 N. Fairfax has not received notice of the commencement of any action to judicially dissolve 4250 N. Fairfax. The sole member of 4250 N. Fairfax has not taken any action with respect to the dissolution of 4250 N. Fairfax, and 4250 N. Fairfax has not filed any notice of intent to dissolve with the State of Delaware. To the Seller’s knowledge, there are no circumstances that would warrant the initiation of such proceedings.

(xiii)	Undisclosed Liabilities. Neither the Company nor any of the LLCs has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, except for the Permitted Liabilities.

(xiv)	Litigation. Other than as described in Article 5, there is no Litigation pending or, to Seller’s knowledge, any demand, claim or complaint threatened by, against or affecting the Company or the LLCs or any Subsidiaries and no Litigation has been pending, or to Seller’s knowledge, threatened by, against or affecting the Company or the LLCs or any Subsidiaries each since its formation that has not been previously finally resolved with no continuing liability or obligation thereunder. As of the time of Closing, Buyer will have been provided access to such files, reports, opinions of counsel and other information pertaining to such Litigation to which the Company or the LLCs or any Subsidiaries are a party as are reasonably necessary to enable the Buyer to assess the risk involved in such Litigation.

(xv)	Banks, Brokerage and Trading Accounts. Exhibit X sets forth a list of all bank, brokerage and trading accounts maintained by or on behalf of the Company or any of the LLCs and the persons authorized as signatories or to conduct transactions relating thereto and their addresses and countries of residence. Exhibit X sets forth a complete and correct list containing the names of each bank in which the

Company and each of the LLCs has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

(b) Tax Representations. In order to induce Buyer to enter into this Contract and to consummate the purchase of the Shares and the 4250 N. Fairfax Interest, Seller hereby further represents and warrants to Buyer as of the date of this Contract and as of the Closing Date (such representations and warranties being herein sometimes collectively referred to as the “Tax Representations”) as follows:

(i) The Company, each of the Subsidiaries and 4250 N. Fairfax has (1) filed (or has had filed on its behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns (as herein defined) are true, correct and complete in all material respects and that as to all material items therein there is a “reasonable basis” (as such phrase is used in Section 6662(d)(2)(B)(ii)(II) of the Code and as defined in the regulations promulgated thereunder) for the positions taken as to any such material item and that any such material item has otherwise been reported in accordance with Applicable Law, and (2) paid (or there has been paid on its behalf) all Taxes due or claimed to be due from or in respect of it by any Governmental Entity, except to the extent that unpaid taxes do not, as of the most recent balance sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto), and do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, the Subsidiaries and 4250 N. Fairfax in filing their Tax Returns.

(ii) The Company, each of the Subsidiaries and 4250 N. Fairfax has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes and has withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all Applicable Law.

(iii) There are no Liens (as herein defined) for Taxes upon the assets or properties of the Company, each of the Subsidiaries or 4250 N. Fairfax or the Property except for Permitted Title Exceptions or statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company, each of the Subsidiaries or 4250 N. Fairfax . None of the Company, each of the Subsidiaries and 4250 N. Fairfax has requested an extension of time within which to file any Tax Return in respect of any taxable period which Tax Return has not since been filed.

(iv) None of the Company, any of the Subsidiaries or 4250 N. Fairfax has filed a Tax Return in any jurisdiction outside of its country of incorporation. No Governmental Entity in a jurisdiction in which the Company, any of the Subsidiaries or 4250 N. Fairfax does not file a Tax Return has made a written claim that the Company, any of the Subsidiaries or 4250 N. Fairfax is required to file a Tax Return for such jurisdiction. To Seller’s knowledge, no federal, state, local or foreign audits or other administrative proceedings have commenced and are presently pending with regard to any Taxes or Tax Returns of or including the Company, any of the Subsidiaries or 4250 N. Fairfax. No written notification has been received by the Company or the LLCs that such an audit or other proceeding is pending or threatened with respect to any Taxes due from the Company, any of the Subsidiaries or 4250 N. Fairfax or any Tax Return filed by or on behalf of the Company, any of the Subsidiaries or 4250 N. Fairfax. No deficiency for any Tax has been assessed with respect to the Company, any of the Subsidiaries or 4250 N. Fairfax that has not been paid in full. No power of attorney which is currently in force has been granted by or with respect to the Company, any of the Subsidiaries or 4250 N. Fairfax with respect to any matter relating to Taxes. None of the Company, any of the Subsidiaries or 4250 N. Fairfax has received an advance ruling from a Governmental Entity or entered into a similar agreement with a Governmental Entity that would affect the Tax liability of Buyer, the Company, any of the Subsidiaries or 4250 N. Fairfax after the Closing. For Federal and state income tax purposes, none of the Company, any of the Subsidiaries or 4250 N. Fairfax will be required to enter any item into income or reduce any item of deduction, both for income tax purposes, for any period ending after the Closing Date as a result of any change of any method of accounting for a taxable period ending prior to the Closing Date or any closing or similar agreement under Applicable Law, including pursuant to Section 7121 of the Code (or any predecessor provision), entered into prior to the Closing Date by or with respect to the Company, any of the Subsidiaries or 4250 N. Fairfax. To Seller’s knowledge, none the Seller, the Company or 4250 N. Fairfax is maintaining any list of persons pursuant to Section 6112 of the Code, or any comparable provision of state or local law, nor, to Seller’s knowledge, is the Company, any of the Subsidiaries or 4250 N. Fairfax maintained on any such list.

(v) Except as may be provided in Sections 3.1.A and 10.7 of the Eye Street Owner LLC Operating Agreements, none of the Company, any of the Subsidiaries or 4250 N. Fairfax is a party to, bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement, required tax distribution agreement, or similar contract or arrangement, written or unwritten (collectively, “Tax Sharing Agreements”).

(vi) Since December 31, 2002, none of the Company, any of the Subsidiaries or 4250 N. Fairfax has incurred any material liability for Taxes other than in the ordinary course of business.

(vii) None of the Company, any of the Subsidiaries or 4250 N. Fairfax has ever, since its formation, been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group for any purposes.

(viii) Each of the LLCs has been properly treated as a partnership or a disregarded entity for United States federal income tax purposes since its formation, and no LLC has made any election to be classified as an association for United States federal income tax purposes or for purposes of state and local taxes imposed on or measured by income.

(ix) Seller has delivered a full and complete list of all annual federal, state, and local income Tax Returns filed by or on behalf of the Company, the Subsidiaries and 4250 N. Fairfax for the 2000, 2001, 2002 and all open taxable years, but not including herein the Tax Returns of the Member of 4250 N. Fairfax where 4250 N. Fairfax has been treated as an entity disregarded for Tax purposes of any such Tax Return.

(x) The Company (1) for its short taxable year ended December 31, 2002 was subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and satisfied all requirements to qualify as a REIT for such year, (2) has operated since December 31, 2002 to the date of this representation, and covenants to continue to operate through the Closing, in such a manner as to permit the Company to qualify as a REIT and to owe no tax under Section 857(b) or Section 4981 of the Code (determined for these purposes as if the Company’s taxable year ends on the Closing), and (3) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to the Company’s status as a REIT and, no such challenge is pending or has been threatened in writing, or to Seller’s knowledge, otherwise threatened.

(xi) The Company has timely declared and paid prior to the date of this representation or shall timely declare and pay prior to Closing distributions to its shareholders (exclusive of any amounts treated as paid in 2002 for purposes of Section 857(b)) at least equal to the greater of (I) ninety-five percent (95%) of the sum of (a) its 2003 “real estate investment trust taxable income”, as defined in Section 857(b) of the Code (including, without limitation, any income incurred as a result of the divestment of the Excluded Assets) as determined as of the Closing, as if the Closing were the end of the taxable year of the Company and without regard to any dividends paid deduction, and (b) the reasonably anticipated real estate trust taxable income for the post-Closing Straddle Period, assuming compliance by Buyer with the covenants and other provisions of Section 14(f)(iv), and (II) one hundred percent (100%) of its 2003 “real estate investment trust taxable income”, as defined in Section 857(b) of the Code (including, without limitation, any income incurred as a result of the divestment of the Excluded Assets) as determined as of the Closing, as if the Closing were the end of the taxable year of the Company and without regard to any dividends paid deduction.

(xii) None of the Company, any of the Subsidiaries or 4250 N. Fairfax holds any asset the disposition of which would subject the Company to tax on built-in gain pursuant to IRS Notice 88-19, Sections 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.

With respect to any representations made by Seller with respect to the LLCs and the Company under this subparagraph (b), such representations as to matters related to 1201 Owner and 1225 Owner occurring prior to Seller, through an LLC, acquiring an interest in the 1201 Owner and 1225 Owner (but not after) is limited to Seller’s knowledge.

(c) For purposes of Sections 12, 13, 14 and 16, the following terms with initial capital letters shall have the following meanings:

“Applicable Law” means any domestic or foreign federal, state (including the District of Columbia), local or supranational statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, ordinance, decision, guideline or other requirement (including those of any self-regulatory organization) applicable to and enforceable against the Company, 4250 N. Fairfax or any of the Subsidiaries or any of their respective affiliates or the properties or assets of any of the foregoing.

“Consent” means any consent, approval, authorization, permit, grant, concession, agreement, license, exemption, registration, declaration, filing, report or notice of, with or to any person.

“Governmental Approvals” means any Consent of, with or to, or the expiration or termination of any waiting period imposed by, any Governmental Entity.

“Governmental Entity” means any federal or state, district or local public body or authority, including courts of competent jurisdiction, domestic, supranational or foreign, or any department, agency, board, governmental or non-governmental self-regulatory organization, taxing authority, or other authority commission, regulatory body, administrative agency or other governmental body, domestic or foreign.

“Lien” means, other than Permitted Encumbrances, any mortgage, pledge, deed of trust, hypothecation, right of others, security interest, encumbrance, voting trust agreement, including such Liens as may arise under any contract, agreement or other instrument.

“Litigation” means any action, cause of action, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Seller’s Knowledge, threatened, by or before any court, tribunal, arbitrator or other Governmental Entity.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties, financial conditions or results of operations of the Company, 4250 N. Fairfax and their subsidiaries, taken as a whole, or (b) any effect that is reasonably likely to prevent the parties hereto from consummating the transactions described herein and in the Ancillary Documents.

“Material Contract” means any material loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, purchase order, or other agreement, contract, instrument, obligation, offer, commitment, arrangement or understanding, written or oral, to which either the Company, its Subsidiaries or 4250 N. Fairfax is a party or by which it or any of its directly held properties or assets is legally bound, in each case as amended, supplemented, waived or otherwise modified, including, without limitation, the Service Contracts and the Personal Property Leases but excluding Leases.

“Seller’s knowledge” or words of similar import, shall refer only to the actual knowledge, of the following persons who are persons in Seller’s organization familiar with and knowledgeable about the Property, the Company, the LLCs and/or the matters related to the ownership, operation, management leasing and financing accounting and structures thereof: Philip Brannigan (asset management for each of the Properties), Erin O’Boyle (Senior Vice President), Nancy Broderick (Treasurer of Seller), and Katherine Laubenthal (Corporate Secretary of Seller) and shall not be construed to refer to the knowledge of any other member, partner, beneficial owner, officer, employee or agent of Seller, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain other than inquiry of the on site property manager. There shall be no personal liability on the part of Philip Brannigan, Erin O’Boyle, Nancy Broderick and Katherine Laubenthal arising out of any representations or warranties made herein or otherwise. If, after the date hereof and prior to the Closing, either party obtains actual knowledge that any of the representations or warranties made herein by Seller is untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) business days of obtaining such knowledge (provided that Buyer’s failure to give such notice within such time period shall not be, or be deemed to be, a breach by Buyer hereunder) and Seller shall have the opportunity but not the obligation to cure the underlying facts causing the same to be so untrue, inaccurate or incorrect prior to the Closing.

“Subsidiary” or “Subsidiaries” means any partnership, limited liability company, association, trust, joint venture, corporation or other organization, any stock or other equity interest in which is beneficially owned, directly or indirectly through one or more other entities, by the Company, including, without limitation, the LLCs (other than 4250 N. Fairfax).

“Tax” or “Taxes” means any federal, state (including the District of Columbia), county, local or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, unincorporated business, gross receipts, excise, employment, sales, use, transfer, recording, economic interest transfer, stamp, payroll, license, profits withholding, franchise, net worth, severance, occupation, windfall profits, commercial rent, social security, single business and unemployment disability, registration, value added, alternative or add-on minimum, estimated taxes, payments in lieu of taxes and excess profits taxes, if any, or other tax or governmental tax of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise).

“Tax Return” means any return and any material declaration, report, statement and other document (including any related or supporting information) required to be filed in respect of Taxes and any claims for refunds of Taxes, including any amendments thereof.

13. Covenants. Between the date hereof and the Closing: (a) Seller shall cause the Company and the LLCs, and the LLCs shall cause the Owner LLCs to operate the Property in the ordinary course of business and consistent with past procedures heretofore followed by the LLC in connection with such operation. The Owner LLCs shall have the right, subject to the reasonable approval of Buyer, but neither Seller nor the Owner LLCs shall be obligated hereunder, to make any capital improvements, capital repair or capital replacements prior to Closing.

(b) Seller shall not permit the removal of any material item of the Personal Property from the Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

(c) After the date hereof, Seller shall not allow the Owner LLCs to (i) enter into any lease, (ii) amend, modify, or cancel any Lease (or guaranty thereof) (except for tenant defaults) or (iii) grant any consents under, or waive any provisions of, any Lease, in each case without the prior written consent of Buyer which consent shall not be unreasonably withheld, conditioned or delayed. Any consent requested by Seller pursuant to the preceding sentence shall be deemed to have been given if Buyer shall fail to respond to such request within five (5) business days after its receipt of such request and appropriate and complete information as necessary for Buyer to respond

(d) Notwithstanding the foregoing, Buyer hereby approves the following pending transactions whether implemented before or after the expiration of the Due Diligence Period:

(i) Lease with Quiznos for a first floor delicatessen at the 1201 Property;

In addition, and notwithstanding the foregoing, Buyer acknowledges that Seller shall have the right, before or after the expiration of the Due Diligence Period, without Buyer’s consent, to execute the “Supplemental Lease Agreements” with any Government Tenants as identified on any of Exhibits C-1 through C-4 and presently unsigned and such other “Supplemental Lease Agreements” as are required to be executed in accordance with the existing Leases, which do not materially or adversely affect the landlord’s rights or obligations under such leases. Within one (1) business day following the execution of any such Supplemental Lease Agreement, Seller agrees to notify Buyer and provide a copy thereof to Buyer.

(e) After the date hereof, Seller shall not allow the Owner LLCs or Eye Street Lending LLCs, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, to permit the Owner LLCs or Eye Street Lending LLCs to enter into, modify, amend or terminate any contract (including Service Contracts), easement, agreement or other instrument which could bind such Owner LLC or Eye Street Lending LLCs after the Closing. Any consent requested by Seller pursuant to the preceding sentence shall be deemed to have been given if Buyer shall fail to respond to such request within five (5) business days after its receipt of such request together with sufficient information and copies of applicable documents requiring consent.

(f) By not later than thirty (30) days prior to the Closing Date, the Buyer may at its option notify Seller that Buyer wishes not to continue any or all of the Service Contracts or Personal Property Leases. Seller, at Closing, shall timely cause notices of termination to be sent to the vendors or other parties to such contracts and Seller shall be obligated for all liability, costs and expenses in connection with such contracts through the date of termination. Notwithstanding the foregoing, or any other provision of this Contract, Buyer acknowledges that each of the 1201 Owner and 1225 Owner has entered into exclusive leasing agreements with The John Akridge Management Company, which by their terms may only be terminated on thirty (30) days notice but no sooner than October 24, 2003; provided that Seller shall give notice of termination at least thirty (30) days prior to the Closing Date. Each of the 1201 Owner and 1225 Owner have entered into property management agreements with Beacon Capital Strategic Partners Management II, LLC who in turn has entered into sub-management agreements with The John Akridge Management Company, all of said agreements dated as of October 24, 2002. The management agreements with Beacon Capital Strategic Partners Management II, LLC (“BCS”) shall be terminated as of the Closing (with no liability, cost, expense or obligation to Buyer). Buyer acknowledges that said sub-management agreements by their terms may only be terminated on thirty (30) days notice but no sooner than October 24, 2003; provided that Seller shall give notice of termination at least thirty (30) days prior to the Closing Date. This provision shall survive Closing.

(g) Prior to Closing, the Company shall have not less than one hundred (100) holders of Series A Preferred stock and Seller shall cause the provisions of its governing documents describing the rights of the Series A Preferred stock to be amended by an amendment in the form of Exhibit Y attached hereto. Furthermore, as provided in Paragraph 1, at or prior to Closing, Seller shall cause the Company to pay all accrued and unpaid dividends due to the holders of the Series A Preferred Stock as well as the dividend for the period from January 1, 2003 through the date of Closing.

(h) Seller shall, promptly upon receipt thereof, provide Buyer with a copy of any written notices received from any Governmental Entity relating to the Company, the LLCs or the Property.

(i) Seller shall not (and Seller shall not permit the Company or any LLC, to) market the LLC Property, the Interests, the 4250 N. Fairfax Interest or the Eye Street Loans for sale or disposition to any other party and Seller shall not (and Seller shall not permit the Company or any LLC to) solicit, negotiate or accept offers or otherwise enter into any binding or non-binding agreement for a purchase, financing or joint venture involving the LLC Property, the Interests, the 4250 N. Fairfax Interest or the Eye Street Loans with any other person or entity or modify, amend, terminate or extend any of the Loan Documents (without, in each case, Buyer’s written consent) and Seller shall not (and Seller shall not permit the Company or any LLC to) dispose of, convey, assign or pledge any interest in the LLC Property, the Interests, the 4250 N. Fairfax Interest or the Eye Street Loans or otherwise enter into any agreement affecting or encumbering or agreeing to dispose of, convey, assign or pledge any interest in the LLC Property, Interests, the 4250 N. Fairfax Interest or Subordinate Loans or modify, amend, terminate, extend or cause a default under the any of the Loan Documents, or Eye Street Equity LLC agreements or other documents governing any LLC, except, in each case, as may be approved in writing by Buyer as contemplated above. The foregoing shall not preclude Seller from responding to inquiries and advising the inquiring party that the Property is under agreement.

(j) Each party shall promptly consult with the other parties with respect to, provide any necessary information with respect to, and provide each other party (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Contract, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the parties agrees to promptly make all required filings with, or notifications to, Governmental Entities as may be necessary under Applicable Law to effect the transactions contemplated by this Contract and each of the Ancillary Agreements, after coordination with the other parties with respect thereto, and each party shall promptly inform each other party of any material communication received by such party from any Governmental Entity regarding any of the transactions contemplated hereby or thereby. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby or thereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with each other party, an appropriate response in compliance with such request.

(k) Prior to Closing, Seller shall cause the Company and the Company shall cause the LLCs to divest any and all assets, Subsidiaries, and related obligations and liabilities not set forth in Article 11 (collectively, “Excluded Assets”) by a distribution, as a dividend, by the Company to the Seller or to an entity designated by Seller of each Excluded Asset, and the Company and LLCs shall have no liabilities other than the Permitted Liabilities.

(l) After Closing, Seller promptly and diligently will use best efforts to deliver (or cause to be delivered to 4250 N. Fairfax and reissued), at no cost to Buyer, the Company or any LLC to and for the benefit of, 4250 N. Fairfax, a corrected Letter of Credit as required under the Qwest Lease in the stated amount of $2,600,000 for the benefit of 4250 N. Fairfax (and not Seller) and which requires a certification only by the “Landlord” and not by “Seller” with respect to any request for draws, and which shall otherwise be in form and substance conforming to the requirements of the Qwest Lease and until such Letter of Credit is delivered, Seller shall draw on such existing Letter of Credit only at the request of, and for the sole benefit of 4250 N. Fairfax and shall indemnify and hold Buyer harmless from and against any loss, claim, damage, cost or expense arising out of or relating to the failure to deliver a corrected Letter of Credit to 4250 N. Fairfax for the benefit of 4250 N. Fairfax as required by the Quest Lease. If Buyer requests Seller to make a draw under the Letter of Credit and such draw request is determined to be improper, Buyer shall indemnify Seller from any improper drawing made by Seller under the Letter of Credit if the improper drawing was made at and in accordance with the request of Buyer under the Letter of Credit.

14. Closing Balance Sheet; Prorations; Tax Matters.

(a) Closing Prorations. All items which would normally and customarily be proratable items in the sale of real estate in the District of Columbia, including without limitation, personal property taxes, utility bills (except as hereinafter provided), accrued and unpaid interest on the MetLife Loans, collected rents (and with respect to leases with Government Tenants, rent payable in arrears for the month of Closing, whether or not collected), and other income, and all costs associated with trade payables and other payables of the Owner LLCs and the Property under any Service Contract (other than Excluded Contracts) which are to continue after the Closing Date, shall be prorated as of the Closing Date, with Seller being charged and credited for all of the same relating to the period up to the Closing Date and the Buyer being charged and credited for all of the same relating to the period on and after the Closing, all as if the Property were being sold provided that with respect to the 1201 Property, the charge and credit shall be with respect to the aggregate share thereof of 1201 Equity, TZO and 1215 ESDI and with respect to the 1225 Property the charge and credit shall be with respect to the aggregate share thereof of 1225 Equity and TTF. All escrow balances held by MetLife and all cash balances of the Company and the LLCs as of the Closing Date, less any such escrow balances which are being held by said holders to pay for, or any such cash balances which are left in the LLCs to pay for, any amounts incurred or to be incurred by the Company or any LLC which pursuant to other provisions of this Contract are Seller’s responsibility to pay and which have not been paid by Seller as of the Closing Date shall be credited to Seller. All costs relating to any management, leasing, parking management and any other agreements which do not to survive the Closing shall be paid by the LLC from its cash balances in existence prior to Closing or if insufficient cash balances, by Seller. Prior to Closing, Buyer shall inform Seller of the amount of cash balances of the LLCs (not including any amounts held in escrow pursuant to the MetLife Loans) which Buyer desires to remain in the accounts of the LLCs as of the Closing. Seller shall cause 1201 Owner and 1225 Owner to use any cash balances in excess of the amount so designated by Buyer to pay accrued interest on the 1201 Second Loan, the 1201 Third Loan and the 1225 Second Loan, as applicable, and TZO, 1215 ESDI and TTF shall distribute any such amount and any other cash to Seller, all on or before the Closing Date. Real estate taxes and assessments shall be prorated based upon local practice for sales of real property in the area where the Property is located. No proration shall be made in relation to delinquent rents existing, if any, as of the Closing; and an amount equal to any such amounts, if and when collected by the Owner LLCs (subject to the terms below), less all costs of collection, if any, incurred by the Owner LLCs in connection therewith (or an appropriate pro-rata portion of such costs based on the total amount collected), shall be paid by Buyer to Seller reasonably promptly after receipt of any such amounts by the LLCs. Any payments of accrued interest and any distributions by the Company or the LLCs pursuant to the above or otherwise paid after the date of this Contract shall not reduce or otherwise affect the Purchase Price. In adjusting for uncollected rents, no adjustment shall be made for rents which have accrued and are unpaid as of the Closing, but an amount equal to any such accrued and unpaid rents, as and when collected by the Owner LLCs, shall be paid by Buyer to Seller (subject to the terms of the Loan Documents, it being agreed that the Owner LLCs shall not be deemed to have collected any such arrearages attributable to the period prior to the Closing until such time as the tenant is current in the payment of all rents accruing in the month(s) of and after the Closing. Any rents collected by Seller (or Seller’s property manager) or deposited in any existing lockboxes which Seller maintains as signature parties thereon from and after Closing shall be promptly remitted to the Company or the appropriate Subsidiary, as applicable, in accordance with the terms hereof. As to any such amounts that Seller is entitled to a portion thereof, then Buyer shall pay to Seller the Seller’s portion (less costs of collection) thereof reasonably promptly following the receipt thereof. The Buyer agrees to cause the Owner LLCs to bill tenants of the Property for all past due rents in substantially the same manner as billed by the Owner LLCs prior to the date hereof. Billings for utilities for the period which includes the Closing will be prorated on a daily basis over the appropriate period. Buyer shall receive a credit at Closing for security deposits under the Leases. Otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within sixty (60) days after the Closing (to the extent available). Seller and Buyer will cooperate with each other, including Seller providing the Buyer information not already furnished to Buyer, necessary to timely provide the tenants operating expense and related reconciliation statements.

If the net of the aforesaid prorations made as of the Closing is a debit to Seller, then such debit shall be credited against the Purchase Price. If the net of the aforesaid prorations is a credit to Seller, then the Buyer shall pay such net credit amount to Seller at Closing. Any post-Closing adjustment shall be considered an increase or decrease to the Purchase Price and shall be paid in cash between Seller and Buyer]. Notwithstanding the foregoing, the parties agree to make adjustments and reconciliations, as appropriate, within 365 days after Closing (except with respect to property taxes which shall be handled as set forth below).

(b) Lease Concessions and Credits. The leases with KEI Pearson, Inc. and NCS Pearson, Inc. (together the “Pearson Lease”) and under the lease with Associated Builders and Contractors, Inc., (the “ABC Lease”), all at the 4250 N. Fairfax Property and identified on Exhibit C-2 attached hereto, provide for “free rent” in the case of the Pearson Lease through June 30, 2004, and in the case of the ABC Lease through November 30, 2003. The rent otherwise payable under the Pearson Lease is $224,561 per month (reduced to $189,222 per month for the period prior to said tenant’s January 1, 2004 occupancy), and the rent otherwise payable under the ABC Lease is $58,052 per month. Seller shall credit Buyer at Closing the sum of $1,783,863 (assuming a Closing at 5:00 p.m. on October 31, 2003) representing the agreed upon consideration for Buyer closing during the “free rent” period, such sum to be adjusted by $7,977 per day if the Closing Date does not occur at such time. If, pursuant to the Pearson Lease, Buyer or the Owner LLC receives any sublease proceeds in any manner attributable to the period from the Closing Date through August 31, 2006, Buyer shall cause said proceeds to be paid to Seller immediately upon receipt.

(c) HQ Global Holdings, Inc. and/or certain of its affiliates, including HQ Global Workplaces, Inc. (collectively the “Debtors”), a former tenant at the 1225 Property, filed bankruptcy petitions (the “HQ Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) on March 13, 2002 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors rejected the lease of the 1225 Property pursuant to an order of the United States Bankruptcy Court dated March 19, 2003.

(i) The HQ Claim: 1225 Owner has filed a proof of claim in the HQ Bankruptcy Case (the “HQ Claim”). Buyer acknowledges that Seller shall have the right to any and all proceeds that may be paid in connection with the HQ Bankruptcy Case, and hereby grants to Seller the right to continue to prosecute the HQ Claim in its own name and/or in the name of 1225 Owner. Buyer and 1225 Owner also hereby agree to relinquish to Seller all rights, remedies and interests in or connected to a certain deposit paid by the Debtors to the 1225 Owner (the “HQ Deposit”). In connection therewith, Seller assumes all duties or obligations to monitor the HQ Bankruptcy Case and any associated adversary proceedings, and absolves and releases Buyer and 1225 Owner of any duties or obligations to alert or notify Seller of any action in the HQ Bankruptcy Case or any associated adversary proceedings that may affect the HQ Claim or the HQ Deposit. Seller also agrees that it is solely responsible for any and all actions necessary to preserve, protect or collect the HQ Claim and the HQ Deposit. 1225 Owner, or, as applicable, Buyer, will cooperate with Seller in executing, upon the precise written direction of Seller, any and all documents in the name of the 1225 Owner that Seller reasonably requires to protect its interests in the HQ Claim, provided such cooperation does not impose any cost or liability on 1225 Owner or Buyer, including legal fees; in the event such cooperation does entail any costs, including legal fees, Seller shall immediately pay such costs or liability to 1225 Owner or Buyer, or on their behalf, at the option of 1225 Owner or Buyer.

(ii) Liabilities Arising from the HQ Bankruptcy Case: During the 90 days prior to the filing of the HQ Bankruptcy Case, 1225 Owner received approximately $115,863.16 in transfers (the “Transfers”) from the Debtors on account of rent or related charges owed by the Debtors. Seller recognizes that the Debtors may assert an avoidance action against 1225 Owner or an affiliate on account of the Transfers, including an action under Sections 547 and 550 of the Bankruptcy Code for an action to recover the HQ Deposit (an “Avoidance Action”). Seller shall indemnify, defend and hold harmless Buyer, 1225 Owner or any other applicable affiliate of 1225 Owner for any and all damages, costs, or other liabilities, including legal fees, arising from or incurred in connection with the Avoidance Action (the “Avoidance Action Liabilities”). Buyer shall promptly notify Seller of any notices, demands or complaints regarding the Avoidance Action Liabilities which Buyer or 1225 Owner may receive. 1225 Owner, or, as applicable, Buyer, will cooperate with Seller in executing, upon the precise written direction of Seller, any and all documents in the name of the 1225 Owner that Seller reasonably requires to (i) protect its interests in the HQ Claim, and (ii) defend the Avoidance Action provided such cooperation does not impose any cost or liability on

1225 Owner or Buyer, including legal fees; in the event such cooperation does entail any costs, including legal fees, Seller shall immediately pay such costs or liability to 1225 Owner or Buyer, or on their behalf, at the option of 1225 Owner or Buyer.

(d) Closing Costs.

(1)	Buyer’s Costs. Buyer shall pay (i) the fees of any counsel representing Buyer in connection with this transaction; (ii) any costs for updated Title Policy premium and endorsements in connection with the acquisition; (iii) the cost of any current updated Survey and any Environmental Report, Appraisal, or other physical reports ordered by Buyer; (iv) one half of any escrow fees charged by the Escrow Agent or Title Company; (v) one half of the “transfer of economic interests” tax attributable to the 400 Virginia Property, and (vi) its share of the Transfer Taxes as provided in Section 14(d)(3).

(2)	Seller’s Costs. Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) fees, costs and expenses in connection with the MetLife Loan including without limitation, all costs as provided in Section 2, and all title costs, lender’s counsel’s fees and expenses and any counsel fees and expenses other than Buyer’s counsel (iii) the Broker, (iv) one half of any escrow fees charged by the Escrow Agent or Title Company, (iv) one half of the “transfer of economic interests” tax, if any, attributable to the 400 Virginia Property, (vi) 100% of the costs and Taxes, including any “transfer of economic interests” tax, attributable to any divestiture of the Excluded Assets as provided in Section 13(k), and (vii) its share of the Transfer Taxes as provided in Section 14(d)(3).

(3)	Transfer Taxes. Notwithstanding any other provision of this Contract to the contrary, including, without limitation, the representation in Section 12(a)(ii) to the extent affecting the same, the Buyer and Seller shall share 75% to Seller and 25% to Buyer of all sales, use, privilege, transfer, documentary, gains, economic interest transfer, stamp, duties, recording and similar Taxes and fees (including any interest, penalties or additions thereon) imposed upon any party hereto, the Company or any Subsidiary in connection with the transfer of the Shares (and the consequences thereof upon the direct or indirect ownership of the Company and the Subsidiaries) and the 4250 N. Fairfax Interest contemplated by this Agreement, exclusive of any transfers pursuant to Section 13(k) (collectively, the “Transfer Taxes”), and any expense incurred to procure any stock transfer stamps required by any Transfer Tax, subject, however, to Seller’s indemnity to Buyer set forth in Article 16(c)(i). Seller and Buyer shall cooperate to timely and accurately file all necessary Tax Returns and other documentation with respect to any Transfer Tax.

(4)	Other Closing Costs. All other closing costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same unless otherwise provided herein or agreed to the contrary.

(e) Property Taxes. Following Closing, Buyer shall have the right to control the progress of and to make all decisions with respect to any real property and personal property taxes for the Property due and payable during all real estate and property tax fiscal years in which the Closing occurs and all prior tax years. Real estate and personal property tax refunds and credits received after Closing, with respect to the Property, shall be applied in the following order of priority: first, to pay the costs and expenses (including, without limitation, reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amount due to any past or present tenant of the Property as a result of such refund or credit to the extent required pursuant to the terms of the Leases; and third, (i) to Seller with respect to all tax years prior to Closing and (ii) with respect to the tax year in which the Closing occurs, to be allocated in the same manner as the real estate taxes have been apportioned under this Contract at Closing. Buyer shall cooperate and cause the respective Owner LLC to cooperate with Seller in prosecuting such appeals. The provisions of this paragraph shall survive Closing indefinitely.

(f) Filing and Preparing Tax Returns; Assistance and Cooperation

(i) Seller shall prepare or cause to be prepared, at the cost and expense of Seller, on a timely basis (including any automatically available extensions), Tax Returns for the Company and the Subsidiaries (including the applicable 1099’s, K-1’s or similar schedules and reports which are part of or derived from any such Tax Returns) for federal and state income, unincorporated business taxable income or any similar type of net income tax applicable to any said entity for all such Tax Returns which are due prior to or for taxable or other relevant periods ending before January 1, 2004, including, without limitation, all such items which are required to be filed by, or with respect to, the Company or any of the Subsidiaries for any taxable year or other taxable period beginning before the Closing Date and ending after the Closing Date (each such period being a “Straddle Period”, and collectively, the “Straddle Periods”). Buyer shall prepare or cause to be prepared, at the cost and expense of Buyer, on a timely basis (including extensions), all federal and state Tax Returns of the Company and the Subsidiaries for all Tax Returns for any Straddle Period other than those to be prepared by Seller pursuant to the immediately preceding sentence. All such Tax Returns shall in all events, be prepared in a manner consistent with the prior Tax Returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Contract and otherwise in accordance with Applicable Law. In addition, the Company shall cause a timely election under Treasury Regulation 1.337(d)-7(c) with respect to the deemed liquidation of 2001 M Street Mortgage Holdings, Inc.

Except as provided in the immediately following paragraph, all such Tax Returns shall be provided to the other party at least forty-five (45) days prior to the date any such Tax Return is due (including any automatically available extensions), which other party shall have thirty (30) days after receipt of each Tax Return to review such Tax Return and comment thereon.

As to the 1099’s for the Company for the taxable period which ends on December 31, 2003, Seller shall cause a pro-forma federal income tax return for the Company to be delivered to Buyer on or before December 31, 2003, and the Buyer shall have 10 days after receipt of such pro-forma return to review and comment on such pro-forma return, the intent of such preparation and review being solely to establish the Company’s “real estate investment trust taxable income and earnings and profits” under the Code for the 2003 taxable year so as to enable 1099s for the Company to be timely prepared and sent. The preparation and review, and, if necessary, the resolution of any disagreements as to the Company’s “real estate investment trust taxable income and earnings and profits” pursuant to this paragraph shall be in accordance with the standards set forth elsewhere in this Section 14(f)(i) and in accordance with the procedures of the second immediately following paragraph (other than the first sentence thereof). After the determination of the Company’s “real estate investment trust taxable income and earnings and profits” under the Code for the 2003 taxable year pursuant to the preceding provisions of this paragraph, Seller shall not make a material change in such amount in the preparation of the final federal income tax Tax Return for the Company’s 2003 taxable year without the consent of the Buyer, except for omissions or other changes due to information which Seller was not reasonably aware of, or should have been reasonably aware of, at the time of the preparation of the pro-forma tax return.

Each party hereto shall make available, or cause to be made available, to the other party all the relevant and necessary books and records to enable such party to prepare or review, as the case may be, all such Tax Returns subject to the standards of the preceding provisions and otherwise consistent with Section 14(f)(iii) below and the other applicable provisions of this Contract and subject to the immediately following paragraph.

If Buyer or Seller, as applicable, objects to the treatment of any item on any such Tax Return for any Straddle Period or to any amount owed by Seller or Buyer, as applicable (whether owed by Seller to a Governmental Entity or by Seller to Buyer or vice-versa pursuant to any provision of this Contract) with respect to any Taxes, the objecting party shall, within said thirty (30) days after delivery of such Tax Return, notify the other party in writing that the first party so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith to resolve their disagreement. If Seller and Buyer have not resolved their disagreement within five (5) Business Days after receipt by the relevant party of such notice of objection, the parties shall refer the matter for resolution to McKee, Nelson LLP (if such law firm is not then representing or has any other business relationship with either party, or is unwilling or unable to accept such matter for resolution, in which case the Arbitrator shall be selected by Seller and Buyer from among practitioners in the real estate investment trust practice in the national office of a “Big Four” accounting firm) (the “Arbitrator”), the decision of which shall be binding on Seller and Buyer. In resolving any such dispute Arbitrator shall first take into account the provisions of the third sentence of the first paragraph of this Section 14(f)(i) and the provisions of Section 14(f)(iii), and then, if such does not, in its opinion, resolve any such issue, then as to any such issue which it cannot resolve pursuant to the above standards, Arbitrator shall then take into account, among other matters it deems appropriate, which position, in Arbitrator’s determination, has the greater weight of authority. The costs, fees and expenses of the Arbitrator shall be borne (1) by Seller if the net resolution (considering such costs) of the disputed items favors Buyer, (2) by Buyer if the net resolution (considering such costs) of the disputed items favors Seller, and (3) otherwise equally by Buyer, on the one hand, and Seller on the other.

Upon the agreement of the parties as to any Tax Return or the resolution of any disagreement as to any Tax Return pursuant to the standards and procedures set forth in this Section 14(f), the responsible party shall promptly complete the final form of Tax Return for filing and, if prepared by Seller, shall provide such form to Buyer, and Buyer shall promptly thereafter sign and file, or cause to be signed and filed, each such completed and final Tax Return.

For any Tax Return for any taxable period which ends prior to the Closing, Seller shall pay to Buyer no less than five (5) days before the applicable due date of such Tax Returns, as an adjustment to Purchase Price, a cash amount equal to all Taxes shown to be due and payable on such Tax Returns to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date balance sheet. For any taxes due under any Tax Return for any taxable period which includes the Closing Date, the provisions of Section 16(c)(iii) shall be applicable

(ii) Buyer shall prepare and file or cause to be prepared and filed, at the expense of Buyer on a timely basis (including all automatically available extensions) all Tax Returns of the Company and the Subsidiaries other than those provided for in paragraph 14(f)(i) above. All such Tax Returns shall be prepared in a manner consistent with the prior Tax Returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Contract (except in any instance where there has been a change in Applicable Law or there has been a final determination by the Internal Revenue Service (not appealed) or otherwise a final, binding and unappealed or unappealable determination that any such position or characterization was not correct) and otherwise in accordance with Applicable Law. Subject to Section 16(c) (Tax Indemnities), Buyer shall pay or cause the Company and the Subsidiaries to pay all Taxes shown to be due and payable thereon.

(iii)	Without limiting the foregoing, after the Closing, Seller and Buyer shall:

(1)	assist (and cause their respective affiliates to assist) the other in preparing any Tax Returns which such other person is responsible for preparing and filing in accordance with this Section 14(f);

(2)	cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of the Tax Returns pursuant to this Section 14(f) and in connection with any steps or procedures required to be undertaken in compliance with Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder;

(3)	cooperate fully in preparing for any audits of, or litigation, administrative or other proceedings and any other disputes with taxing authorities regarding, any Tax Returns with respect to the Company or the Subsidiaries or otherwise with respect to Taxes that may be imposed upon or otherwise payable by the Company or any of the Subsidiaries;

(4)	make available to the other and to any Governmental Entity as reasonably requested all information, records, and documents of the Company, the Subsidiaries, and their respective affiliates, relating to Taxes;

(5)	provide timely notice to the other in writing of any pending or threatened Tax audits or assessments with respect to the Company or the Subsidiaries for taxable periods for which the other may have a liability under this Section 14(f);

(6)	furnish each other with copies of all correspondence received from any Governmental Entity in connection with any tax audit or information request with respect to any taxable period for which the other may have a liability under this Contract;

(7)	provide the other party with timely notice of the commencement of any audit by any Governmental Entity or of any judicial proceeding involving a Governmental Entity that relates to any liability for Taxes, or any transaction or activity of the Company or any of the Subsidiaries, for which the other may have a liability under this Section 14(f); and

(8)

as applicable, prepare and/or file, or caused to be prepared and/or filed, all Tax Returns, all such Tax Returns to be prepared in a manner consistent with the prior Tax Returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Contract (except in any instance where there has been a change in Applicable Law or there has been a final determination by the Internal Revenue Service (not appealed) or otherwise a final, binding and unappealed or unappealable determination that any such position or characterization was not correct) and otherwise in accordance with Applicable Law.

Notwithstanding anything in this clause (iii) to the contrary, all aspects of any audit, litigation or other proceeding with respect to Taxes attributable to a taxable year ending before the Closing shall be controlled by and be the sole responsibility (including all attorney’s fees, court costs and disbursements) of Seller, provided that the Seller shall not enter into any settlement that would increase Taxes in any Straddle or Post Closing taxable year without consultation with Buyer, and, if any such increase would be material, without Buyer’s consent. All aspects of any audit, litigation or other proceeding with respect to Taxes attributable to a taxable year commencing after the Closing shall be controlled by and be the sole responsibility (including attorney’s fees, court costs and disbursements) of Buyer. All aspects of any audit, litigation, or other proceeding with respect to Taxes attributable to a Straddle Period shall be jointly controlled by and be the joint responsibility (including attorney’s fees, court costs and disbursements), based on the respective ownership periods, of Seller and Buyer; provided, further, that as to any matters under this sentence neither party shall (x) settle any such audit, litigation or other proceeding, (y) toll or waive any statute of limitations, or (z) take any other action which would vitiate any of the taxpayer’s substantive or procedural rights with respect to Taxes and any Governmental Entity, relating to the Straddle Period without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(iv) Buyer covenants and agrees that from and after the Closing it will, or will cause the Company, to take all actions, or forbear from taking actions, as are necessary to ensure that the Company will be classified as, and will not take nor allow the Company or any of the Subsidiaries to take, any action which is inconsistent with the Company’s qualification as, a REIT for the Company’s taxable year that began January 1, 2003 and which ends on or after the Closing (which taxable year may be less than twelve (12) months), which taxable year is herein referred to as the “Company Straddle Taxable Year”, including, without limitation, declaring actual or consent dividends (in addition to the distributions which Seller has covenanted would be made) for taxable year 2003 if and to the extent such are necessary to maintain the status of the Company as a REIT. Furthermore, Buyer covenants and agrees that prior to January 1, 2004, the Company shall not acquire, accept transfer of, nor hold, nor allow any Subsidiary to acquire, accept transfer of, or hold, any assets other than the Property and, as applicable, the interests in the LLCs except in the ordinary course of maintaining, operating and leasing the Property and, as applicable, holding the interests in the LLCs, as all such assets exist immediately prior to Closing. Nothing contained in this Contract or otherwise shall prevent, restrict or otherwise prohibit Buyer from liquidating the Company at any time from and after the Closing, provided that the covenant in the preceding sentences and the other provisions of this Section 14 and any other applicable provisions of the Contract (including, without limitation, the requirement to maintain the qualification of the Company as a REIT pursuant to this Section 14(f)(iv)) are complied with by Buyer. Nothing contained in this Section 14(f) shall require Buyer to take any action to remedy any breach by Seller of its representations and warranties or covenants under this Contract to have maintained the Company’s classification as a REIT prior to the Closing which breach prevents or impairs the ability of the Company from qualifying as a REIT or of Buyer to maintain the qualification of the Company as a REIT and any such breach by Seller shall be fully covered by and Buyer shall be fully covered by Seller’s indemnities hereunder. Buyer agrees that upon becoming aware of any breach described in the immediately preceding sentence it shall make reasonable efforts to notify Seller thereof and agrees to take, or allow Seller to take, such reasonable actions to cure such breach, all at Seller’s cost and expense, provided that any such cure shall not have more than an insubstantial effect on the liability of the Company or any Subsidiary for any Straddle Period or any later taxable period.

(v) Buyer covenants and agrees with Seller that: (a) Buyer will treat the purchase of the Shares contemplated by this Contract for all income tax purposes as a purchase of shares of a corporation, (b) Buyer will not make an election pursuant to Section 338(g) of the Code with respect to the Company, (c) to the extent permitted by Applicable Law, the Company shall designate the maximum amount of the distribution of the Excluded Assets to Seller as a long-term capital gain dividend within the meaning of Section 857(b)(3) of the Code but only to the extent that such designation does not increase the amount of distributions which the Company is required to make arising from its operations and activities during the post-Closing Straddle Period, and (d) subject to Seller’s compliance with Section 13(g), Buyer shall cause the Company to timely and fully pay all accrued and unpaid dividends due to the holders of the Series A Preferred Stock as for the entire 2003 calendar year]..

(vi) Notwithstanding any other provision of this Contract to the contrary, the obligations of Seller and Buyer set forth in this Section 14(f) and in Section 16(c): shall (1) be unconditional and absolute, (2) remain in full force and effect indefinitely and (3) other than as provided in Section 16(c), not be subject to any other indemnification limitations provided in this Contract; provided, that the Tax Representations shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (“Tax Survival Period”) (taking into account all extensions thereof); and provided, further, in the event notice for indemnification under Section 16(c) hereof shall have been given within the Tax Survival Period, the Tax Representation that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

(g) With respect to the lease at the 1201 Eye Street Property with the National Park Service as identified on Exhibit C, the tenant and 1201 Owner have not yet entered into a “Supplemental Lease Amendment” (“SLA”) establishing the base dollar amount for real estate tax escalations (the “Base”). If the final agreed upon Base as set forth in the SLA is $1,652,000 or less, there shall be no adjustment to the Purchase Price. For each dollar of the Base which is above $1,652,000, Seller shall pay $6.43 to Buyer as an adjustment to the Purchase Price but in no event shall such payment exceed $450,000. Such payment shall be made within thirty (30) days of delivery by Buyer to Seller of the fully executed SLA. Prior to agreeing to the Base, Buyer shall consult with Seller but the final determination and agreement shall be in the sole discretion of Buyer.

(h) The Tenant Estoppel from NCS Pearson with respect to its lease at the 4250 N. Fairfax Property asserts that said tenant was unable to place two (2) signs on the exterior of the building because of limitations imposed by permits issued by the local governing bodies to Seller’s predecessor in title. The tenant alleges that the failure to obtain the sign could constitute a default by the landlord under said lease. Seller disputes the allegation that if the tenant is unable to obtain said sign, the same would constitute a lease default. Nevertheless, Seller hereby indemnifies, defends and holds Buyer harmless from and against any loss, cost, claim or damage including, without limitation, attorneys fees, arising out of or in connection with the tenant’s claim and/or failure of said tenant to obtain said signage. It is the intention of the tenant to seek a variance or other necessary approval from the public authorities and Buyer hereby agrees that Seller at no cost or expense to Buyer shall be entitled to or at Buyer’s request shall participate in and assist in the seeking of said approval. Buyer further agrees that, if approved by the tenant as a substitute for exterior signage, it will provide interior signage space in appropriate locations. Furthermore, neither Seller nor Buyer shall enter into any settlement agreement with the tenant without the consent of the other, which consent shall not be unreasonably withheld or delayed, provided, however, the consent of Seller shall not be required if the cost of such settlement is $50,000 or less, or if Seller fails to respond within seven (7) business days.

(i) This Article 14 shall survive the Closing.

15. Brokers. Seller represents that, other than Morgan Stanley Realty Incorporated and Holliday Fenoglio, Fowler (together, the “Brokers”), no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Seller, the Companies, the LLCs or any affiliate of any of the foregoing in connection with this Contract or the Ancillary Agreements or the transactions contemplated hereby and thereby. Buyer represents that no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Buyer in connection with this Contract or the Ancillary Agreements or the transactions contemplated hereby and thereby. Each party hereby indemnifies and agrees to save the other harmless from and against any Claims arising from the breach of such representation by the indemnifying party.

(b) Any commission or other fees or expenses due Brokers shall be paid by Seller, and Seller shall obtain and provide to Buyer a receipt and lien release therefore at Closing and Seller hereby indemnifies and saves Buyer harmless from and against any Claim by Brokers in connection with the Property, Shares, the 4250 N. Fairfax Interest or this Contract or the transactions contemplated hereby.

(c) The provisions of this Article 15 shall survive the Closing or, if applicable, the termination of this Contract.

16. Continuation and Survival of Representations and Warranties;

(a) Representations Survival.

(i) The representations and warranties set forth in this Contract, as may be modified pursuant this Article 16 or other express provisions of this Contract, are intended to be and shall remain true and correct as of the time of Closing and shall survive the execution and delivery of this Contract and the Closing for a period of one (1) year following Closing except for the representations set forth in Sections 12(a)(ii) [consents], 12(a)(vii) [indebtedness], 12(a)(xii) [insolvency], 12(a)(xiii) [undisclosed liabilities], 12(a)(xiv) [litigation] and 12(a)(xv) [Accounts], which shall survive for 2 Years and as to the representations set forth in Articles 12(a)(i), 12(a)(viii), 12(a)(ix) and 12(a)(x) (the “Corporate Representations”) and Seller’s Broker representation in Section 15, which shall survive for six (6) years, being the period of the statute of limitations for contract actions (each such period, with respect to the indicated representations and warranties, the “Limitations Period). No action or proceeding may be brought with respect to any of the representations or warranties contained herein unless written notice thereof, setting forth in reasonable detail the claimed breach of representation or warranty referencing this Article 16 shall have been delivered to the address set forth in Article 18 hereof prior to the end of the applicable Limitations Period. Those covenants that contemplate or involve actions to be taken or obligations to be in effect after the Closing shall survive in accordance with their terms. Notwithstanding the aforementioned, all representations, warranties and covenants related to tax matters including without limitation the Tax Representations in Section 12(b), and which matters are otherwise primarily set forth in Article 14, shall survive the Closing as described in Article 14(f)(vi).

(ii) To the extent that Buyer has actual knowledge at or prior to Closing that Seller’s representations or warranties contained in this Contract, in any Seller’s Estoppel Certificate or elsewhere are inaccurate, untrue or incorrect in any way, Buyer shall notify Seller in writing and provide Seller ten (10) days to cure such breach and such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge to the extent set forth in such notice. Except as otherwise provided herein or as included or intended to be included in the Seller’s Tax Indemnity and/or indemnity for the matters described in Section 16(b)(3), and otherwise absent fraud on the part of Seller, the Company or any LLC, Seller shall have no liability to Buyer, after Closing with respect to a breach of representation by Seller if actually known by Buyer, and in the absence of Seller’s cure of such breach or agreement to cure such breach, and Buyer nonetheless closes.

(iii) Notwithstanding anything in this Contract to the contrary, after

Closing, and only with respect to breaches of covenants, representations and warranties of Seller not actually known by Buyer at Closing and first discovered by Buyer after Closing, Seller shall be liable to Buyer only if the aggregate of all actual damages incurred by Buyer or Buyer’s successors and assigns exceeds $50,000 (such floor shall not be applicable to a breach of the Tax Representations or Seller’s covenants made in Section 13(k)), and, if so, such liability shall include the first dollar of such damage and all amounts owed thereafter. In addition, but without limiting Seller’s General Indemnity obligations under Section 16(b), the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer or Buyer’s successors and assigns (a) for all breaches of Seller’s representations made in Section 12(a) other than Corporate Representations and Tax Representations shall in no event exceed Ten Million Dollars ($10,000,000); (b) with respect to breaches of Tax Representations (including any liability under the indemnity provisions of Section 16(c)) shall not exceed One Hundred Million Dollars ($100,000,000); and (c) with respect to breaches of Corporate Representations shall not exceed Two Hundred Thirty-Three Million Eight Hundred Thirty Two Thousand Five Hundred Dollars ($233,832,500) if written claim of such breach is made within six (6) months after the Closing and One Hundred Million Dollars ($100,000,000) if written claim is made thereafter.

(b) General Indemnity. As of the Closing, and without limiting any other rights or remedies of Buyer, Seller shall indemnify, defend and hold harmless Buyer (and its respective affiliates, officers, managers, directors, partners, owners, members and shareholders (including any of the above persons taxable on a flow-through or conduit basis on the income of the same) and their respective successors and assigns, and as applicable, each LLC) (collectively, “Buyer Indemnitees”) from and against any and all Claims that may be imposed, suffered, incurred or incurred by Buyer or any Buyer Indemnitee as to a breach or violation of any Retained Liability (as herein defined).

“Retained Liability” shall mean and include any Excluded Liability; and the Surviving Seller Obligations; and any and all Claims relating thereto, including without limitation, the following; but provided that unless otherwise covered below (in which event if covered below, there shall be no cap or limitation on survival), the survival period and cap for a breach of representations set forth in Section 12(a) shall be governed by Section 16(a) above:

(1)

under or with respect to any Lease, Service Contract, Personal Property Lease, management or leasing agreement or commission agreement or other agreement, promise or covenant, guaranty or indemnity (whether or not now in effect) or the Loan Documents (including a breach of representation, warranty or covenant thereunder) or filing with any governmental or quasi governmental authority including without limitation any income and expense filing (whether known or unknown) arising or accruing with respect to the period prior to the date of Closing and not otherwise expressly accepted by Buyer as to such period or which would not otherwise be assumed by Buyer if Buyer was purchasing only the LLC Owner Property rather than the Shares or the 4250 N. Fairfax Interest, including, by way of example and not limitation, bankruptcy preference claims of any existing or prior tenant, vendor or supplier of the Property (or of any Excluded Assets) or any portion thereof,

(2)	in connection with any pending or threatened Litigation, Claim, suit or proceeding against the Company or any LLCs relating to occurrences or matters first arising prior to Closing (whether or not initiated prior or after Closing), including without limitation the HQ Global Bankruptcy, the Cosi Allegation (subject to the limitations set forth in this Contract) and any other existing litigation, claims, suit or proceeding involving the Company or any LLC (whether known or unknown), or with respect to audits permitted under any Lease which audits are either in process or remain outstanding or prospective as of Closing but limited to liability for any period prior to the Closing;

(3)	under or with respect to any Subsidiary (other than the LLCs), Excluded Liability, Excluded Contract or Excluded Asset, Other First Loan, 4250 N. Fairfax Loan (whether known or unknown) and whether arising or accruing before or after Closing including, without limitation, any litigation, claims, suits or proceedings involving any Subsidiary (other than the LLCs) or any Excluded Assets whether known or unknown and whether arising or accruing before or after Closing, but not including herein any matters for which the Buyer Indemnitees are indemnified under Section 14(c) below;

(4)	any loss or Claim in connection with a breach by Seller (or Seller entities) to the non-Seller members under or with respect to the Organizational Documents of the Eye Street Owner LLCs, the Eye Street Loan Documents or the MTA Agreement arising or occurring prior to the Closing Date; and

(5)	If Seller has any claim or rights to pursue claims against the other parties to the MTA Agreement, and such claim is not a Surviving Obligation of Seller, Seller, at Buyer’s request, shall assert such claim on behalf of Buyer and any proceeds received in connection therewith shall be paid to Buyer. To the extent that Seller has made Buyer whole with respect to any breach by Seller of any Surviving Obligation and Seller has a surviving claim against any such parties to the MTA Agreement as to the same breach, Seller shall be entitled to seek reimbursement from the other parties to the MTA Agreement with respect to such claim and shall be entitled to retain all rights to the proceeds thereof (unless by doing so, Buyer is not made whole on other claims that would otherwise be covered by Beacon’s rights under the MTA that Beacon is required to exercise on Buyer’s behalf.).

(c) Tax Indemnities

(1) In addition to and without limiting any other indemnity obligations of Seller hereunder, Seller shall indemnify, defend, and hold harmless Buyer Indemnitees from and against any and all Claims asserted against, resulting to, imposed on, sustained, incurred or suffered by, or asserted against the Buyer Indemnitees, directly or indirectly, by reason of or resulting from: (a) all Taxes imposed upon the Company or any of the Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing Date (“Pre-Closing Periods”), and for any Straddle Periods, but only with respect to the portion of any such Straddle Period ending on the Closing Date and calculated in the manner provided in Section 14(f) of this Contract, (b) any breach or inaccuracy in any Tax Representation, without regard to any qualifications for knowledge of the Sellers, but only for the Tax Survival Period; provided that if such liability for a Tax Representation is otherwise separately intended to be covered such time limitation is not intended as limitation, (c) any breach or failure by Seller to perform (or cause to be performed) any of the covenants or agreements set forth in Section 14(d)(3), Section 14(f) or this Section 16(c) (including, without limitation, all the provisions hereof regarding the maintenance of the Company as a REIT), (d) any Taxes related to any Excluded Asset or the divesture of any Excluded Asset (whether known or unknown by Buyer prior to Closing) and any litigation, claims, suit or proceeding involving any Subsidiary (other than the LLCs) or any Excluded Assets whether known or unknown and whether arising or accruing before or after Closing; and (e) Tax liability under D.C. Code Annotated §42-1103 arising in connection with the transfer of the Shares because of a transfer by any person (as defined in D.C. Code Annotated §42-1101(6)) of any direct or indirect beneficial interest in either 1201 Owner or 1225 Owner prior to the Closing (including the transfer of the Shares) other than any direct or indirect transfer by or through the Company or any of its Subsidiaries occurring after the Closing. The maximum liability of Seller under this Section 16(c)(1), together with Seller’s liability for breach of the Tax Representations shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate.

(ii) Buyer shall indemnify, defend, and hold harmless Seller (and its respective affiliates, officers, managers, directors, partners, owners, members and shareholders (including any of the above persons taxable on a flow-through or conduit basis on the income of same), and their respective successors and assigns) (collectively, “Seller Indemnitees”) from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by, or asserted against the Seller Indemnitees, directly or indirectly, by reason of or resulting from: (1) all Taxes imposed upon the Company or any of the Subsidiaries [other than Subsidiaries required to be divested as provided in Section 13(k)] with respect to any taxable period or portion thereof beginning after the Closing (“Post-Closing Periods”), and for any Straddle Periods, but only with respect to the portion of any such Straddle Period from and after the Closing and calculated in the manner provided in Section 14(f) of this Contract, and (2) any breach or failure by Buyer to perform (or cause to be performed) any of the covenants or agreements set forth in Section 14(f) or this Section 16(c) (including, without limitation, all the provisions hereof regarding the maintenance of the Company as a real estate investment trust from and after the Closing until the end of the Company Straddle

Taxable year), provided the maximum aggregate liability of the Buyer with respect thereto shall not exceed One Hundred Million Dollars ($100,000,000). Wells Real Estate Investment Trust, Inc. by its execution of this Contract hereby agrees that it and its successors and assigns shall be jointly and severally liable with Wells Operating Partnership, L.P. and its successors and assigns for the indemnity obligations set forth herein and Wells Operating Partnership, L.P. and its successors and assigns shall remain liable hereunder notwithstanding any assignment of this Contract pursuant to Article 20(b) or otherwise.

(iii) For purposes of this Section 16(c), in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under Applicable Law, elect with the relevant tax authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company and the Subsidiaries. In any case where Applicable Law does not permit the Company or the Subsidiaries to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(1)	In the case of Taxes that are imposed on a periodic basis (such as real property taxes), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(2)	In the case of Taxes not described in clause (1) above (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.

The provisions of this clause (iii) shall not be applicable to the payment of real estate and personal property taxes and assessments on any property owned by the LLCs, provision for which is made elsewhere in this Contract.

(iv) All amounts payable or to be paid by one party hereto to the other party hereof under this Section 16(c) (the “Tax Indemnity Payments”) shall be paid in immediately available funds within ten (10) Business Days after the later of (i) receipt of a written request from an Indemnitee entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by an Indemnitee entitled to receive the Tax Indemnity Payment. The parties agree to treat any indemnification payment made pursuant to this Contract as an adjustment to the Purchase Price for all Tax purposes.

(d) In connection with and as support for (but not in limitation of) Seller’s indemnity obligations hereunder, Seller agrees to maintain a net worth of not less than [$100,000,000.00] for a period of three (3) years after Closing; and [$30,000,000] thereafter until the expiration of the Tax Survival Period. If, however, Seller dissolves, liquidates or otherwise reorganizes or the stated term of Seller (as set forth in its organizational documents) expires (each an “Event”) prior to the expiration of the Tax Survival Period, then Seller shall reserve (in a manner acceptable to Buyer) [$100,000,000] through the end of such initial three (3) year period after Closing, and [$30,000,000] thereafter until (i) the earlier of the expiration of the Tax Survival Period or until (ii) (x) the expiration of the fourth year after Closing if the Event occurs prior to the expiration of the three (3) year period or (y) one year after the Event if the Event occurs after the expiration of the three (3) year period. Seller shall provide written notice to Buyer at least ninety (90) days prior to the occurrence of an Event other than the expiration of its term and at least one (1) year written notice prior to the expiration of the term of Seller. Furthermore, in the event an unresolved Claim is outstanding at the time this net worth covenant would otherwise be reduced or terminated, Seller shall maintain a net worth or reserve of 125% of the amount of the Claim until the Claim is finally resolved. Such obligation of Seller shall expressly survive Closing and shall be in addition to all other obligations and covenants of Seller hereunder and is not intended to, and shall not in any way be deemed to, limit Seller’s indemnity or other covenants or obligations hereunder in amount, time, or scope or otherwise.

(e) Indemnification Procedures

(i) Unless the parties otherwise mutually agree, a claim by any Buyer Indemnitee or Seller Indemnitee (as applicable, the “Indemnitee”) for indemnification pursuant to this Article 16 (an “Indemnification Claim”) shall be made by the Indemnitee by delivery of a written notice to the indemnifying party (the “Indemnitor”) requesting indemnification and reasonably identifying the basis on which indemnification is sought and, if available, the amount (or estimate) of asserted damages and, in the case of a Third Party Claim, as defined below, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim. A “Third Party Claim” means any Litigation instituted against the Indemnitee that, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

(ii) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 16(f) hereof shall be observed by the Indemnitee and Seller.

(iii) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such reasonable objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor and the Indemnification Claim shall be paid in accordance with Section 16(e)(iv) hereof. If an objection is timely interposed by Seller, then the Indemnitee and Indemnitor shall negotiate in good faith for a period of up to fifteen (15) days from the date (such period is hereinafter referred to as the “Negotiation Period”) the Indemnitee receives such objection. After the

Negotiation Period, if Indemnitor and Indemnitee still cannot agree on an Indemnification Claim, either Indemnitor or the Indemnitee may submit the dispute concerning such Indemnification Claim for resolution to arbitration as set forth in Section 16(h); provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

(iv) Upon determination of the amount of an Indemnification Claim that is binding on both Indemnitor and the Indemnitee, Seller shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds within ten (10) days of the date such amount is determined.

(f) Defense of Third Party Claims.

(i) In the event of a Third Party Claim, Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims provided the Indemnitee has given notice of such Third Party Claim after receipt thereof; provided further that failure of Indemnitee to timely notify Indemnitor will not relieve Indemnitor of its obligations hereunder unless any delay in such notice results in the inability of Indemnitor to defend such Third Party Claim) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(ii) In the event that Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Buyer Indemnitee against such claim then, except as hereinafter provided, Indemnitor shall have the right, or at Indemnitee’s reasonable election the obligation, to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by Indemnitor to a final conclusion, provided, Indemnitor shall not agree to any settlement which would result in Indemnitee becoming subject to liability for any other significant matter. If Buyer desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

If Buyer desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of the Buyer Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a future material adverse effect on the Buyer Indemnitee and involves a continuing relationship of Buyer with respect to the Property, Company or LLCs, including, without limitation, a dispute with a current tenant, licensee or governmental entities having jurisdiction over the Property or Company or LLCs with respect to the Property and its ongoing operation, the Buyer Indemnitee shall have the right to jointly participate in the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Seller Indemnitor, and no settlement shall be made without the reasonable concurrence of both parties.

(iii) Except where Indemnitor disputes its liability in a timely and reasonable manner under this Section 16(f), Indemnitor shall be conclusively liable for the amount of any loss or other damage resulting from such claim or defense.

(iv) the Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim.

(g) Settlement of Third Party Claims. Any settlement of a Third Party Claim shall include an unconditional term releasing the Indemnitee from all liability in respect of such asserted liability.

(h) Arbitration.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement or any related document or the performance by the parties of its or their terms shall be settled by binding arbitration held in Washington, DC. The Commercial Arbitration Rules of the American Arbitration Association are hereby incorporated by reference; provided, however, that the parties do not intend any arbitration hereunder to be administered by the American Arbitration Association. The interpretation and enforceability of this Section 16(h) shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1-16.

(ii) The panel to be appointed shall consist of three neutral arbitrators. One arbitrator shall be appointed by the Buyer Indemnitee and one arbitrator shall be appointed by Seller within fifteen (15) days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of the two selected arbitrators and shall be experienced in corporate contractual and real estate matters relating to transactions of the nature contemplated by this Agreement.

(iii) The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The Federal Rules of Civil Procedure (the “FRCP”) are hereby incorporated by reference for purposes of the discovery process; provided that the FRCP may be waived by the parties by written agreement, or by any appointed arbitrator. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have fifteen (15) days thereafter to reconsider and modify such decision if any party so requests within seven (7) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and conclusive with respect to all persons, including persons who have failed or refused to participate in the arbitration process.

(iv) The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrators.

(v) Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction.

(vi) All proceedings under this Section 16(h), and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

(vii) The fact that the dispute resolution procedures specified in this Section 16(h) shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement or any related agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement or any related agreement that may be available to any party.

(viii) All applicable statutes of limitation shall be tolled while the procedures specified in this Section 16(h) are pending. The parties will take such action, if any, required to effectuate such tolling.

17. Escrow Provisions. Escrow Agent shall deliver the Deposit to Seller or Buyer promptly after receiving a joint written notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives written notice from Buyer or Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give written notice to the other party of Escrow Agent’s receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fourteenth (14th) day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it; provided further that if Buyer requests a refund of the Initial Deposit on or prior to the expiration of the Due Diligence Period (whether or not such request is also executed by Seller), Escrow Agent shall promptly disburse the Deposit to Buyer in accordance with that request. Buyer and Seller hereby agree to send to the other, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement

In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from the Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Contract, it shall be entitled to take any of the following courses of action:

(i)	Hold the Deposit as provided in this Contract and decline to take any further action until Escrow Agent receives a joint written direction from the Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction;

(ii)	In the event of litigation between the Buyer and Seller, Escrow Agent may deliver the Deposit to the clerk of any court in which such litigation is pending; or

(iii)	Escrow Agent may deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of the Buyer or Seller does not prevail in the litigation.

A. Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Contract and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. Escrow Agent shall be under no obligation to take any legal action in connection with the Deposit or this Contract or to appear in, prosecute or defend any action or legal proceedings which would or might, in its reasonable opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it. Notwithstanding any other provision of this Contract, the Buyer and Seller jointly indemnify and hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith or negligence on its part and arising out of or in connection with its services under the terms of this Contract, including the cost and expense of defending itself against any claim of liability other than arising out of its bad faith or negligence.

B. Escrow Agent shall not be bound by any modification of this Contract affecting Escrow Agent’s duties hereunder unless the same is in writing and signed by the Buyer, Seller and Escrow Agent. From time to time on or after the date of this Contract, the Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Contract, to evidence compliance with this Contract or to assure itself that it is protected in acting hereunder.

C. Escrow Agent shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for its reasonable actual expenses incurred hereunder, which expenses shall be paid and borne equally by the Buyer and Seller. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses.

D. Escrow Agent agrees not to resign unless a substitute Escrow Agent is appointed by the Buyer and Seller and any letters of credit constituting the Deposit are reissued in the name of the substitute Escrow Agent.

18. Notices. Any notice, request, demand, consent, approval and other communications under this Contract shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered as shown on receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to any of the Buyer:	Wells Operating Partnership, L.P.
6200 Corners Parkway Suite 250
Norcross, Georgia 30092
Attn: Jeff Gilder, Director

with a Copy to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attn: William O’Callaghan, Esq.
Marci P. Schmerler, Esq.
Telecopier No. (404) 881-7777

If to Seller, to:	c/o Beacon Capital Partners, Inc.
One Federal Street
Boston, MA 02110
Attn: Erin R. O’Boyle
Telecopier No.: (617) 457-0499

with copies to:	Beacon Capital Partners, Inc.
One Federal Street
Boston, MA 02110
Attn: William A. Bonn, Esq.
General Counsel
Telecopier No.: (617) 457-0498

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attn: Jordan P. Krasnow, Esq.
Telecopier No.: (617) 574-7604

19. Captions: The captions in this Contract are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Contract or any part hereof.

20. Successors and Assigns: (a) This Contract shall be binding upon the parties hereto and their respective successors and assigns.

(b) Buyer may assign this Contract and the rights or benefits hereof including, without limitation, the benefit of the representations and warranties contained in Article 12 hereof, only to any party (or parties) of which Buyer or any principal in, or affiliate or subsidiary of, or entity related to, Buyer owns an interest. No assignment shall be permitted which is materially inconsistent with the submissions to MetLife which submission has been approved by Buyer and its counsel unless also approved by MetLife. Such assignment shall not operate to release the named Buyer from all obligations and liability hereunder.

21. Governing Law: The laws of the District of Columbia shall govern the validity, construction, enforcement and interpretation of this Contract.

22. Multiple Counterparts: This Contract may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Contract. In proving this Contract, it shall not be necessary to produce or account for more than one such counterpart.

23. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) This Contract and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer. This Contract and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

(b) There are no proceedings pending or, to Buyer’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Contract.

24. Post-Closing Obligation: After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Contract, such cooperation shall be without additional cost or liability.

25. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS CONTRACT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH.

26. Exhibits and Schedules: The Exhibits and Schedules referred to in and attached to the Original Agreement as modified by schedules and exhibits attached hereto or delivered as attachments to the documents delivered to and accepted by Buyer at Closing and Exhibit Z, Exhibit AA and BB attached to this Contract are hereby incorporated and made a part thereof.

27. Public Disclosure; confidentiality: Each party hereto covenants and agrees that both before and after Closing it will not issue any press releases or make similar disclosures to any reporting publication disclosing the terms of this Contract or the Closing or any matters pertaining to this transaction without the express written consent of the other. To the extent any public announcement is required by law, only the content so required to be disclosed shall be made public, shall describe the transaction of the sale of stock in an entity holding indirect interests in debt and equity interests in the various real properties (and not as an acquisition of a real property), and shall remain subject to the reasonable approval of the other party.

In addition, the parties hereto shall keep, and shall cause their respective representatives to keep, the existence and terms of this Contract and information regarding the LLC Property, the LCCs and the Company strictly confidential, except (a) to the extent disclosure must be made to enable the parties to perform acts necessary to consummate Closing or take actions permitted under this Contract including as permitted in this Section above, (b) that nothing shall preclude Buyer from disclosing any materials, or discussing the substance or any relevant details of the transactions contemplated in this Contract on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, investors, insurers, lenders, and/or potential lenders or investors as the case may be, or prevent Buyer from complying with applicable laws or practices, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements including without limitation any such laws or practices in the United States, and (c) in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations issued under the Code, the disclosure by a party (and each employee, representative, or other agent of such party) to any and all persons, without limitation of any kind, of the tax treatment and tax structure, for Federal income tax purposes, of the transactions contemplated by this Contract, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the tax treatment and tax structure (for Federal income tax purposes); provided, however, that, pursuant to Section 1.6011-4(b)(3)(ii) of the Treasury Regulations, such disclosure shall not be made or permitted to the extent if and to the extent reasonably necessary to comply with the securities laws of any applicable jurisdiction. Notwithstanding and without limiting the foregoing, the parties hereto may advise holders of equity or debt interests in the respective parties hereto of the terms of this transaction.

IN WITNESS WHEREOF, the parties hereof have executed this Contract as of the day and year first above written.

SELLER:

BEACON CAPITAL STRATEGIC PARTNERS II, L.P.

By:	BCP Strategic Partners, II, LLC, its general partner

	By:	Beacon Capital Partners, LLC, its manager

		By:	/s/ William A. Bonn
Name: William A. Bonn, Esq
Title: Senior Vice President and General Counsel

BUYER:

WELLS OPERATING PARTNERSHIP, L.P.

By:	Wells Real Estate Investment Trust, Inc.

	By:	/s/ Randy Fretz
Name: Randy Fretz
Title: Vice President

FOR PURPOSES OF PARAGRAPH 16(c)(ii) ONLY:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Randy Fretz
Name: Randy Fretz
Title: Vice President

The undersigned joins herein for the purposes of holding the Deposit and for the purposes of Article 17 and is an intended beneficiary of said Article 17.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY
Attest:

By:
Secretary	Name:
(SEAL)	Title:

LIST OF EXHIBITS

Exhibit A-1	400 Virginia Avenue, Washington, DC - Property Description
Exhibit A-2	4250 N. Fairfax, Arlington, Virginia - Property Description
Exhibit A-3	1201 Eye Street, Washington, DC - Property Description
Exhibit A-4	1225 Eye Street, Washington, DC - Property Description

Exhibit B-1	TZO Loan Documents
Exhibit B-2	ESDI Loan Documents
Exhibit B-3	TTF Loan Documents
Exhibit B-4	1201 MetLife Loan Documents
Exhibit B-5	1225 MetLife Loan Documents
Exhibit B-6	400 Virginia Loan Documents
Exhibit B-7	4250 N. Fairfax Loan Documents

Exhibit C-1	400 Virginia Avenue, Washington, DC Leases, Licenses and Other Occupancy Agreements
Exhibit C-2	4250 N. Fairfax, Arlington Virginia Leases, Licenses and Other Occupancy Agreements
Exhibit C-3	1201 Eye Street, Washington DC Leases, Licenses and Other Occupancy Agreements
Exhibit C-4	1225 Eye Street, Washington, DC Leases, Licenses and Other Occupancy Agreements

Exhibit D-1	400 Virginia Avenue, Washington, DC Service Contracts
Exhibit D-2	4250 N. Fairfax, Arlington, Virginia Service Contracts
Exhibit D-3	1201 Eye Street, Washington DC Service Contracts
Exhibit D-4	1225 Eye Street, Washington, DC Service Contracts

Exhibit E-1	400 Virginia Avenue, Washington, DC Personal Property Leases
Exhibit E-2	4250 N. Fairfax, Arlington, Virginia Personal Property Leases
Exhibit E-3	1201 Eye Street, Washington, DC Personal Property Leases
Exhibit E-4	1225 Eye Street, Washington, DC Personal Property Leases

Exhibit F	Form of Stock Power

Exhibit G	Form of Seller’s Certificate re: Representations and Warranties

Exhibit H	Form of Title Affidavit

Exhibit I-1	Underpinning Agreement
Exhibit I-2	Underpinning Agreement Estoppel Letter

Exhibit J-1	400 Virginia, Washington, DC Existing Owner’s Title Policy
Exhibit J-2	4250 N. Fairfax, Arlington, Virginia Existing Owner’s Title Policy
Exhibit J-3	1201 Eye Street, Washington, DC Existing Owner’s Title Policy
Exhibit J-4	1225 Eye Street, Washington, DC Existing Owner’s Title Policy

Exhibit K-1	1201 Eye Street, Washington, DC Second Deed of Trust Existing Lender’s Title Policy
Exhibit K-2	1201 Eye Street, Washington, DC Third Deed of Trust Existing Lender’s Title Policy
Exhibit K-3	1225 Eye Street, Washington, DC Second Deed of Trust Existing Lender’s Title Policy

Exhibit L-1	Form of Tenant Estoppel Certificate
Exhibit L-2	Form of Seller Estoppel Certificate

Exhibit M	Tenant Improvement and Commission Obligations (Paid Post-Closing)

Exhibit N	Tenant Improvement and Commission Obligations (Credited to Buyer at Closing)

Exhibit O	Outstanding Concessions, Commission, Fees, Relocation Payments, Tenant Allowance Payments and Tenant Improvement Obligations

Exhibit P	List of Governmental Notices of Violation

Exhibit Q	List of Environmental Reports

Exhibit R-1	Outstanding Membership Interests in 1201 Owner
Exhibit R-2	Outstanding Membership Interests in 1225 Owner

Exhibit S-1	Contract Provisions Related to Cosi, Inc. Claim
Exhibit S-2	Estoppel Letter from Cosi, Inc.

Exhibit T	Consent of MetLife

Exhibit U-1	Form of Goodwin Procter Corporate Opinion
Exhibit U-2	Form of Goodwin Procter Tax Opinion

Exhibit V	Terms of Eye Street Document Amendments/ [Form of Amendments to be attached]

Exhibit W	Jurisdictions in which the Company and the LLCs are Required to be Qualified to do Business and are Qualified to do Business

Exhibit X	Bank, Brokerage and Trading Accounts, Safe Deposits and Lock Boxes, and Persons Authorized as Signatories

Exhibit Y	Form of Amendment to Governing Documents of the Company

Exhibit Z	Form of Assignment of the Membership Interests in 4250 N. Fairfax

Exhibit AA	[Excluded Assets Steps]

Exhibit BB	Form of Accounting Letter

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